PURCHASE AND SALE AGREEMENT
Big Sand Spring Valley Prospect
November 7, 2005

THIS AGREEMENT, entered into this 7th day of November 2005, by and between Merganser Limited (“Merganser”), whose address is 55 Gower Street, 3rd Floor, London, England, WC1E 6HO, and Eternal Energy Corp. (“Eternal”), a Nevada corporation, whose address is 2120 West Littleton Blvd., Suite 300, Littleton, Colorado 80120. Merganser and Eternal may sometimes hereafter be referred to individually as the “Party” and collectively as the “Parties.”

Merganser has entered into a Participation Agreement, dated November 1, 2005, with Eden Energy Corp. (“Eden”) for the purpose of acquiring oil and gas leases and drilling wells to explore for oil and natural gas reserves on the Big Sand Spring Valley Prospect (the “Project”) as described therein. A copy of that agreement (“Eden Agreement”) is attached hereto and made a part hereof as Exhibit “A.”

Merganser desires to sell and Eternal desires to purchase all of the interest owned by Merganser in the Eden Agreement.

For and in consideration of the mutual obligations and undertakings set forth herein, and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged by each of the undersigned, the Parties agree as follows:

1. Purchase and Consideration
Merganser hereby agrees to sell and assign one hundred percent (100%) of all its right, title and interest in the Eden Agreement to Eternal for the consideration as set forth herein below.
A. Annual Reserve Report
Eternal hereby agrees to have a qualified, independent third party engineering company prepare a detailed reserve report (“the Reserve Report”) each calendar year, beginning in 2006, for the interest it owns in the Project. This obligation shall continue for so long as the Eden Agreement is in full force and effect. All of Eternals obligations to Merganser hereunder will terminate when the Eden Agreement expires. The Reserve Report will be prepared in accordance with standard industry practices and in accordance with the Securities and Exchange Commission (“SEC”) guidelines governing these matters. The Reserve Report will be completed no later than March 31st of the next ensuing calendar year (i.e., by March 31, 2007 for calendar year 2006).

B. Issuance of Common Shares
Based upon the results of the annual Reserve Report, Eternal will issue shares of its common stock (or that of a successor entity subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended) to Merganser using the following formula:

1.
One million (1,000,000) shares of common stock shall be issued to Merganser for each Ten million (10,000,000) equivalent barrels of net proved oil reserves attributable to Eternal’s interest in the Project. As used herein, “proved reserves” shall be defined in accordance with SEC guidelines.

2.
The issuance of any common shares due Merganser will be done no later than June 30th of the next ensuing calendar year for which they were due. For example, any shares due Merganser for the calendar year 2006 will be issued no later than June 30, 2007.

3.
Any shares issued to Merganser hereunder will not be registered by Eternal and will be subject to any and all restrictions on re-sale, which are imposed by the SEC. Furthermore, Eternal makes no representations or warranties as to the value of the shares to issued, if any, under the terms of this Agreement.

4.
In the event the proved reserves attributable to Eternals net interest in the Project for any calendar year are less than ten million (10,000,000) equivalent barrels of oil Merganser will not be entitled to any common stock for that calendar year. Shares will not be issued on a pro rata basis.

5.
In each succeeding calendar year Merganser will be entitled to receive additional shares for any new reserve additions to the Reserve Report done for that calendar year. For purposes of this calculation proved reserves will only be counted one time. Additional shares will be based upon the same formula as described above (1,000,000 shares for each 10,000,000 equivalent barrels of proved oil reserves) for any new proved reserve additions attributable to Eternals interest in the Project.

6.
The maximum number of shares available to Merganser under the terms of this Agreement is limited to ten million (10,000,000) shares for net proved reserves attributable to Eternal’s interest of one hundred million (100,000,000) barrels of oil equivalent.

7.	All shares issued to Merganser pursuant to this Section 1.B shall be referred to herein as “Common Shares.”

2.	Representations and Warranties of Merganser.
Merganser hereby makes the following representations and warranties to Eternal, and Merganser agrees to indemnify, hold harmless, and pay all causes of action, lawsuits, debts, controversies, damages, claims, demands and judgments (including litigation expenses and reasonable attorneys' fees) incurred by Eternal, and its past and present officers, directors, employees, agents, successors and assigns, whether or not under federal or state securities laws, arising out of or in connection with Merganser’s misrepresentation or breach of any of the representations and warranties set forth herein, including, without limitation,

(a) Merganser is the sole and true party in interest and is not purchasing the Common Shares for the benefit of any other person or entity and has not granted any other person or entity any right or option or any participation or beneficial interest in any of the Common Shares;

(b) Merganser confirms receipt and careful review of all written material provided by, or on behalf of, Eternal in respect of its business and prospects, and all information provided by Eternal to its stockholders and Merganser in respect of its business and prospects, including all attachments and exhibits thereto. Merganser understands that all books, records, and documents of Eternal relating to this investment have been and remain available for inspection by Merganser upon reasonable notice. Merganser confirms that all documents requested by Merganser have been made available, and that Merganser has been supplied with all of the additional information concerning this investment that has been requested. Merganser confirms that it has obtained sufficient information, in its judgment or that of its independent purchaser representative, if any, to evaluate the merits and risks of this investment. Merganser confirms that it has had the opportunity to obtain such independent legal and tax advice and financial planning services as Merganser has deemed appropriate prior to making a decision to purchase the Common Shares;

(c) MERGANSER IS AWARE THAT AN INVESTMENT IN ETERNAL IS HIGHLY SPECULATIVE AND SUBJECT TO SUBSTANTIAL RISKS. Merganser has the financial ability to bear the economic risks of its investment, has adequate means of providing for its current needs, and has no need for liquidity in this investment;

(d) The offer to sell the Common Shares was directly communicated to Merganser by such a manner that Merganser, or its purchaser representative, if any, was able to ask questions of and receive answers from Eternal or a person acting on its behalf concerning the terms and conditions of this transaction. At no time, except in connection and concurrently with such communicated offer, was Merganser presented with or solicited by or through any leaflet, public promotional meeting, television advertisement, or any other form of general advertising;

(e) The Common Shares are being acquired solely for Merganser’s own account, for investment, and are not being purchased with a view to resale, distribution, subdivision, or fractionalization thereof;

(f) Merganser understands that the Common Shares have not been registered under the Common Shares Act of 1933, as amended (the “Common Shares Act”), or any state securities laws, in reliance upon exemptions from regulation for non-public offerings and/or Regulation S under the Securities Act. Merganser understands that the Common Shares or any interest therein may not be, and agrees that the Common Shares or any interest therein will not be, resold or otherwise disposed of by Merganser unless the Common Shares are subsequently registered under the Common Shares Act and under appropriate state securities laws or unless Eternal receives an opinion of counsel satisfactory to it that an exemption from registration is available;

(g) Merganser has been informed of and understands the following:

(1) There are substantial restrictions on the transferability of the Common Shares;

(2) No federal or state agency has made any finding or determination as to the fairness for public investment, nor any recommendation nor endorsement, of the Common Shares;

(h) None of the following information has ever been represented, guaranteed, or warranted to Merganser, expressly or by implication by any broker, Eternal, or agent or employee of the foregoing, or by any other person:

(1) The approximate or exact length of time that Merganser will be required to remain a holder of the Common Shares;

(2) The amount of consideration, profit, or loss to be realized, if any, as a result of an investment in Eternal;

(3) That the past performance or experience of Eternal, its officers, directors, associates, agents, affiliates, or employees or any other person will in any way indicate or predict economic results in connection with the plan of operations of Eternal or the return on the investment;

(i) Merganser hereby agrees to indemnify Eternal and to hold it harmless from and against any and all liability, damage, cost, or expense, including its attorneys’ fees and costs, incurred on account of or arising out of:

(1) Any material inaccuracy in the declarations, representations, and warranties hereinabove set forth;

(2) The disposition of the Common Shares or any part thereof by Merganser, contrary to the foregoing declarations, representations, and warranties;

(3) Any action, suit, or proceeding based upon:

(i) the claim that said declarations, representations, or warranties were inaccurate or misleading or otherwise cause for obtaining damages or redress from Eternal; or

(ii) the disposition of the Common Shares or any part thereof.

The foregoing representations, warranties, agreements, undertakings and acknowledgements are made by Merganser with the intent that they be relied upon in determining Merganser’s suitability as a purchaser of the Common Shares. In addition, Merganser agrees to notify Eternal immediately of any change in any representation, warranty or other information.

3.	Term of the Agreement.
The term of this Agreement shall be for so long as the Eden Agreement is in full force and effect. This Agreement will terminate immediately upon the expiration of the Eden Agreement. Eternal will have no obligations or liability to Merganser once this Agreement terminates.

4.	Disputes and Governing Law.
This Agreement shall be interpreted and enforced in accordance with the laws of the state of Nevada. If any Party shall institute proceedings to enforce its rights under this Agreement, the prevailing Party in such proceedings (as determined by the tribunal) shall be entitled to recover its costs and expenses (including attorneys’ fees and costs) incurred by it in addition to any other award or relief to which such Party may be determined to be entitled.

5.	Force Majeure.
If any Party is rendered unable, wholly or in part, by reason of the occurrence and continuance of an event of force majeure, to carry out its obligations under this Agreement, other than any obligation to make any payments, such Party shall give to the other Party prompt written notice of the force majeure event, with reasonably full particulars, and thereupon the obligations of the Party giving the notice, so far as they are affected by the event of force majeure, shall be suspended during, but not longer than the continuance of the force majeure event, plus such reasonable further period of time, if any, required to resume the suspended operation. The affected Party shall use all reasonable diligence to remove the force majeure situation as quickly as practical; provided that, it shall not be required to settle strikes, lockouts or other labor difficulty contrary to its wishes. “Force majeure” means an act of God, strike, lock-out or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood or other adverse weather condition, explosion, governmental action, governmental inaction, restraint or delay, unavailability of equipment or any other cause which is not reasonably within the control of the Party claiming the occurrence of an event of force majeure.

6.	Severability.
In the event any portion of this Agreement is declared by a court of competent jurisdiction to be invalid, illegal or unenforceable in a non-appealable order, such portion shall be deemed severed from this Agreement and the remaining parts hereof shall remain in full force and effect, as fully as though such portion had never been a part of this Agreement.

7.	Relationships and Liability of the Parties.
The liability of the Parties shall be several, and not joint or collective. Each Party shall be responsible only for its obligations. It is not the intent of the Parties to create, nor shall this Agreement be construed as creating a partnership or joint association for profit or otherwise render the Parties liable as partners.

8.	Successors and Assigns.
All assignments shall be made expressly subject to the terms and provisions of this Agreement. Subject to the foregoing, this Agreement shall be binding upon, enforceable by and shall inure to the benefit of the successors and assigns of the Parties.

9.	Headings.
The headings contained in this Agreement are for the purpose of reference and convenience only and shall not limit or otherwise affect the meaning of any provision of this Agreement.

10.	Entire Agreement.
This Agreement contains the entirety of the agreement between the Parties, and any prior agreements, discussions or understandings, whether written or oral, are superseded in their entirety by this Agreement and shall be of no force or effect. No amendment or modification of any term or provision of this Agreement shall be effective unless set forth in writing and signed by the Parties. In the event of any conflict between the provisions of this Agreement and any attachment or Exhibit hereto, the terms set forth in the body (in contrast to any Exhibit, schedule or attachment) of this Agreement shall control.

11.	Effective Date.
Notwithstanding the actual date of execution, this Agreement shall be effective for all purposes as of November 7, 2005 (“Effective Date”).

This Agreement may be executed in counterpart with the same effect as if all the Parties had executed the original copy hereof and it shall be binding upon any Party signatory hereto and also binding upon that signatory Party’s successors and assigns.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective date, duly authorized.

MERGANSER LIMITED	ETERNAL ENERGY CORP.

/s/ Marcel Ulrich	/s/ Brad Colby

Marcel Ulrich Title:	Brad Colby Title: President

Exhibit “A” attached to and made a part of that certain Purchase Agreement dated November 7, 2005 by and between Merganser Limited and Eternal Energy Corp.

PARTICIPATION AGREEMENT
Big Sand Spring Valley Prospect
November 1, 2005

THIS AGREEMENT, entered into this 1st day of November, 2005, by and among Eden Energy Corp. (“Eden”), a Nevada corporation, whose address is 200 Burrard Street, Suite 1925, Vancouver, B.C. Canada V6C 3L6 and Merganser Limited (“Merganser”), whose address is 55 Gower Street, 3rd Floor, London, England, WC1E 6HO. Eden and Merganser may sometimes hereafter be referred to individually as the “Party” and collectively as the “Parties.”

Eden has entered into a Participation Agreement, dated effective June 14, 2005, with Chamberlain Exploration Development and Research Stratigraphic Corporation dba Cedar Strat Corporation (“Cedarstrat”), whose address is 948 Temple View Drive, Las Vegas, Nevada 89110 for the purpose of acquiring oil and gas leases and drilling wells to explore for oil and natural gas reserves on the Big Sand Spring Valley Prospect (the “Project”) as described therein. A copy of that agreement (“Cedarstrat Agreement”) is attached hereto and made a part hereof as Exhibit “A.” The geographic area covered by Cedarstrat Agreement is outlined on the map attached hereto and made a part hereof as Exhibit “B.”

The Parties recognize that Eden has spent considerable money (approximately $1,000,000 US) and time in development of the Project and the acquisition of oil and gas leases covering approximately 82,184 gross and net federal acres in the Project. Eden hereby represents to Merganser that it has made all the payments that are due and payable as required under the Cedarstrat Agreement and that it has paid for and has good and merchantable title to the federal oil and gas leases (hereinafter the “Leases”) described on Exhibit “C” attached hereto and made a part hereof. Eden also hereby acknowledges receipt of a non-refundable deposit, in the amount of $100,000 US, that has been paid on behalf of Merganser as earnest money for the option to enter into the joint venture contemplated hereby.

Merganser desires to establish a joint venture with Eden to acquire a fifty percent (50%) interest from Eden in all the Leases and contract rights it has under the Cedarstrat Agreement and any future interests it may acquire thereunder.

For and in consideration of the mutual obligations and undertakings set forth herein, and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged by each of the undersigned, the Parties agree as follows:

1. Purchase and Consideration
Eden hereby agrees to sell and assign an undivided fifty percent (50%) interest to Merganser in the Leases and Cedarstrat Agreement for the sum of $2,667,000 US (the “Consideration”). The Consideration shall be paid to Eden as set forth below in Articles A. - D. When the sum of all the payments made by Merganser, as set forth in Articles A. - D, equals $2,667,000 US Eden hereby agrees to immediately assign an undivided fifty percent (50%) interest of all right, title, and interest in and to the Cedarstrat Agreement, the Leases and any other interests acquired thereunder. The assignments shall be specifically subject to the terms of the Cedarstrat Agreement. It is hereby agreed and understood that immediately following full payment of the Consideration, subject to the other terms and conditions set forth herein, all subsequent costs will be borne fifty percent (50%) by Eden and fifty percent (50%) by Merganser and ownership of the Leases and Additional Acreage will be owned fifty percent (50%) by Eden and fifty percent (50%) by Merganser.

A. Initial Project Acquisition Cost
It is hereby agreed and understood that the initial project acquisition cost (“Initial Project Acquisition Cost”) shall be defined, for purposes herein, as $667,000 US. Within five (5) business days of the execution of this Agreement, but in no event later than November 7, 2005, Merganser will pay, by certified funds, $567,000 US to Eden. Such payment taken with the previously deposited $100,000 US will equal the full amount due to Eden for the Initial Project Acquisition Cost. The Parties hereby agree to execute this Agreement no later than November 7, 2005.

B. Additional Acreage Acquisition Costs
Eden has identified additional acreage (the “Additional Acreage”) within the Project that has been nominated for the December 2005 Nevada Federal Oil and Gas Lease sale. The nominated acreage comprises approximately 24,000 gross and net acres. Eden will attempt to purchase the Additional Acreage at the December 2005 sale. Merganser hereby agrees to pay 66.67% of all the costs necessary to acquire the Additional Acreage including, but not limited to, lease bonus, first year lease rentals and any brokerage costs paid in conjunction with said lease sale. Upon full payment of the Consideration Merganser will be entitled to an assignment of fifty percent (50%) of the Additional Acreage.

Any and all subsequent leasehold or acreage acquisitions in the Project will be done in accordance with and subject to the area of mutual interest (“Area of Mutual Interest”) as created and set forth in Article 7 of this Agreement.

C. Prospect Development Costs
Prospect development costs (“Prospect Development Costs”) shall be defined as the costs of acquisition and evaluation of geological, geophysical, engineering, and land data necessary to reasonably pick the drilling locations for the Commitment Wells, defined below. These costs shall include the costs of shooting and/or reprocessing 2-D and 3-D seismic data, acquisition of geological and engineering data, title work, legal expenses, brokerage expenses, engineering related costs, delay rentals and other reasonable and customary expenses associated with the development and maturing of prospects to the point they are ready to drill. Prospect Development Costs shall not include administrative overhead, salaries and benefits paid to officers, directors or employees of the Parties, or interest on any outstanding balance due any of the Parties. Prior to drilling the Commitment Wells, as defined below, the Prospect Development Costs shall be borne proportionately as follows:

Eden	33.33%
Merganser	66.67%

From and after the full payment by Merganser of the Consideration all Prospect Development Costs shall be borne proportionately as follows:

Eden	50.00%
Merganser	50.00%

The Parties hereby agree that the Prospect Development Costs will not exceed $500,000 unless mutually agreed to by the Parties.

D. Drilling the Commitment Wells
The Parties hereby commit to participate in the drilling of at least two (2) wells (“Commitment Wells”) in the Project. The Commitment Wells shall be drilled to a depth of at least 10,000 feet, or drilled to a depth sufficient to penetrate at least 1,000 feet into the Mississippian shale, whichever is shallower and they shall be drilled at locations that are mutually agreed to by the Parties. The Commitment Wells must be drilled within the time frame as set forth in the Cedarstrat Agreement. Merganser hereby agrees to pay 66.67% of all the costs to drill and complete the Commitment Wells until the point in time that the Consideration is fully paid. Immediately thereafter Merganser shall only be obligated to pay fifty percent (50%) of the costs to drill and complete the Commitment Wells. Failure of either Party to participate in the drilling of the Commitment Wells shall result in the forfeiture of all rights under this Agreement and under the Cedarstrat Agreement. Such Party shall be required to immediately re-assign all right, title, and interest in any leases or acreage owned hereunder, without consideration, to the other Party. Notwithstanding anything to the contrary herein, all revenues and production from the Commitment Wells shall be owned fifty percent (50%) by Eden and fifty percent (50%) by Merganser.

2. Operations and the Operating Agreement.
The Project will be governed by and subject to subject to the AAPL Form 610-1989 Model Form Operating Agreement (the “Operating Agreement”) substantially in the same form attached hereto as Exhibit “D,” including the additions and modifications set forth in Article XVI. “Other Provisions.” The Operating Agreement will be binding upon the Parties whether or not executed. Eden shall be named the Operator under the terms of the Operating Agreement.

3. Drilling subsequent to the Commitment Wells
After the Commitment Wells have been drilled any Party may propose the drilling of a well on a prospect. For purposes of this Agreement, a prospect (“Prospect”) shall be defined as subsurface geological feature, or outline, which appears from review of the available geological, geophysical and engineering data to have a likely probability of encountering the accumulation of commercial hydrocarbons. A Prospect shall consist of nine (9) governmental sections configured in a square. The initial exploratory test well (“Initial Exploratory Test Well”) for any Prospect may be a new well bore, a re-completion, re-work, or a re-entry of an existing well (but not producing well-bore) that has been acquired by the Parties hereunder. The Parties receiving notice of the Initial Exploratory Test Well proposal on a Prospect shall have sixty (60) days after receiving all the Prospect Information (as defined in Article 6) for such Prospect to either:

A. Elect in writing to participate for its proportionate share of the cost of drilling the Initial Exploratory Test Well by signing and returning one copy of the Authorization for Expenditure (“AFE”) and prepaying the dry hole costs to the operator of the well five (5) days prior to the actual spudding of the Initial Test Well. Despite anything to the contrary, failure to pay the dry hole cost five (5) days prior to spudding will be deemed an election not to participate and go non-consent, or

B. Elect in writing to non-consent the Initial Exploratory Test well in which case the non-consenting Party will be required to assign, for no consideration, to the participating Party all of its right, title and interest in the entire Prospect. Such assignment shall be made without warranty of title, except by, through and under the assignor, and the assignment shall cover all the right, title and interest of the non-participating Party within the Prospect. Said leases shall be assigned free and clear of all burdens other than

(i) lessor’s royalty or other burdens which were burdening the lease(s) at the time of acquisition.

Notwithstanding anything to the contrary contained herein, the sixty (60) day period may be reduced due to applicable contractual obligations or limitations (e.g., farmout, farmout option terms or lease expiration dates), in which case the Parties may be required to respond in a shorter time period as may be reasonably appropriate under the circumstances. But in no event will the time be reduced, unless agreed to by all the Parties, if the Prospect Information has not been furnished to all the Parties.

Within sixty (60) days of receipt of the non-proposing Party’s election to participate, Operator (unless the Operator is a non-participating Party) shall commence or cause to be commenced operations for the drilling of the Initial Exploratory Test Well on a Prospect in search of oil and/or gas pursuant to the Operating Agreement and AFE and such drilling shall be conducted with reasonable diligence and in a good and workmanlike manner in order to test and evaluate the objective formation in accordance with the AFE. After drilling and evaluating the well, the Operator shall either complete said well as a producer or shall plug and abandon it, if the well is a dry hole, in accordance with the provisions of the Operating Agreement.

If the Initial Exploratory Test Well is not commenced within sixty (60) days of receipt of the non-proposing Party’s election to participate or not to participate as the case may be, the proposing Party must re-propose the well under the above provisions. In the event the non-proposing Party elects to participate in the re-proposed well and had previously elected not to participate in the well, then the participating Party shall reassign any and all acreage or interests of any kind previously assigned to the participating Party by the non-participating Party in connection with the original election.

4.	Multiple Operations Within Each Prospect and withn the Project.
No Party to this Agreement shall propose the drilling of more than one (1) well at a time within a Prospect nor shall any Party to this Agreement propose the drilling of a well within a Prospect during the time that another well is being drilled within the same Prospect except:
(i)  by the mutual consent of the Parties hereto.

Unless mutually agreed to by the Parties, no more than five (5) Initial Exploratory Test Wells per year may be drilled on Prospects within the first four (4) years of this Agreement. Furthermore it is agreed that at no time during the term of this Agreement that no more than two (2) Initial Exploratory Test Wells may be proposed at one time or within any thirty (30) day period.

5. Subsequent Wells in a Prospect.
Provided the Initial Exploratory Test Well on a Prospect results in a well capable of producing commercial quantities of oil and/or gas all subsequent wells drilled within that Prospect, after the Initial Exploratory Test Well, will be drilled and operated in accordance with the terms and conditions of the Operating Agreement. If the Initial Exploratory Test Well on a Prospect results in a non-commercial well or a dry hole then the next well proposed on that Prospect will be deemed the Initial Exploratory Test Well for such Prospect.

6. Information and Data (“Prospect Information”).
A. Prospect Information. For the drilling of the Initial Exploratory Test Well on a Prospect, the proposing Party will furnish, without cost to the non-proposing Parties, copies of all drilling reports, logs, drillstem test data and interpreted geological and geophysical maps relevant to the proposal. In addition, the proposing Party must furnish the following:

•	Authorization of Expenditure (“AFE”), as prepared by competent engineers with experience drilling wells to the depths contemplated herein

•	Drilling and geological prognosis for the proposed well,

•	Title Opinion for the drillsite, or like title information, and

•	All farmouts, farmins and other contracts taken in support of the Initial Test Well.

The above information is referred to as the “Prospect Information.” If the non-proposing Party has not received all of the Prospect Information, the sixty (60) day time period for electing to participate in the proposed well will not start to run until all the Prospect Information is received by the non-Proposing Party.

7.	Area of Mutual Interest (“AMI”).
The Parties hereto create among themselves an Area of Mutual Interest ("AMI") covering the Big Sand Spring Valley Prospect as described (or outlined) on Exhibit A of the Operating Agreement which is attached hereto as Exhibit D. The AMI shall be in effect for a period of ten (10) years from the Effective Date of this Agreement. The proportionate shares and percentage of interests, which the Parties are entitled to purchase and acquire within the AMI, are as follows:

Eden	50.00%
Merganser	50.00%

If, during the duration of such AMI, any Party should acquire ("Acquiring Party") any oil and gas lease, leasehold interest or mineral interest by any means including, but not limited to, purchase, top lease, farmins, farmouts, farmout options, or acreage contributions, then the Acquiring Party shall immediately notify the Non-Acquiring Party, in writing, of such acquisition setting forth the nature of the interest acquired, all terms, provisions and contracts related to the acquisition (along with copies of all documents relating to the acquisition or rights to earn a leasehold or mineral interest) and the price paid therefor. The Non-Acquiring Party shall have a period of thirty (30) days following the receipt of notice to elect in writing to purchase at the Acquiring Party's cost its proportionate share of such acquisition by remitting the required payment to the Acquiring Party during such thirty (30) day period. The Acquiring Party shall assign to the Party electing to participate in the acquisition its proportionate share of such acquired interest, subject to a like proportionate share of the costs and obligations relating thereto. If the interest is to be earned by drilling and/or shooting seismic, the Non-Acquiring Party must ratify all appropriate agreements within the thirty (30) day period. Notwithstanding the preceding sentence, such thirty (30) day notice period may be reduced due to applicable contractual obligations or limitations (e.g., farmout terms or lease expiration dates), in which case the Non-Acquiring Party may be required to respond in a shorter time period as may be reasonably appropriate under the circumstances. If the Non-Acquiring Party turns down any interest, the Acquiring Party shall hold such interest free and clear of any further AMI obligations of this Agreement.

The Parties specifically agree that if a lease or interest covers land both inside and outside the AMI, the Acquiring Party must offer the entire lease or interest to the other Parties and if the Party elects to acquire an interest in the lease or interest, it must agree to proportionately acquire an interest in the entire lease or interest notwithstanding the fact that a portion of the lease or interest lies outside the AMI.

8.	Term of the Agreement.
The term of this Agreement is ten (10) years from the Effective Day (November 1, 2005). After October 31, 2014 this Agreement will terminate and each Prospect will be operated in accordance with and subject to the terms and conditions of the Operating Agreement covering any oil and gas leases acquired hereunder, and the terms of Articles 2, 3, 4, 5, and 6, herein will extend for the life of the Operating Agreement as to lands then subject to the Operating Agreement.

9.	Disputes and Governing Law.
This Agreement shall be interpreted and enforced in accordance with the laws of the state of Nevada. If any Party shall institute proceedings to enforce its rights under this Agreement, the prevailing Party in such proceedings (as determined by the tribunal) shall be entitled to recover its costs and expenses (including attorneys’ fees and costs) incurred by it in addition to any other award or relief to which such Party may be determined to be entitled.

10.	Force Majeure.
If any Party is rendered unable, wholly or in part, by reason of the occurrence and continuance of an event of force majeure, to carry out its obligations under this Agreement, other than any obligation to make any payments, such Party shall give to the other Party prompt written notice of the force majeure event, with reasonably full particulars, and thereupon the obligations of the Party giving the notice, so far as they are affected by the event of force majeure, shall be suspended during, but not longer than the continuance of the force majeure event, plus such reasonable further period of time, if any, required to resume the suspended operation. The affected Party shall use all reasonable diligence to remove the force majeure situation as quickly as practical; provided that, it shall not be required to settle strikes, lockouts or other labor difficulty contrary to its wishes. “Force majeure” means an act of God, strike, lock-out or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood or other adverse weather condition, explosion, governmental action, governmental inaction, restraint or delay, unavailability of equipment or any other cause which is not reasonably within the control of the Party claiming the occurrence of an event of force majeure.

11.	Conflicts.
In the event of any conflict between the terms of this Agreement and those of the Operating Agreement attached as Exhibit D, or any other Exhibits attached hereto, the terms of this Agreement shall prevail and control. If there is any conflict between the terms of this Agreement and the Operating Agreement attached as Exhibit D and any third party Operating Agreement, then the Operating Agreement attached, as Exhibit D and this Agreement will prevail among the Parties hereto.

12.	Severability.
In the event any portion of this Agreement is declared by a court of competent jurisdiction to be invalid, illegal or unenforceable in a non-appealable order, such portion shall be deemed severed from this Agreement and the remaining parts hereof shall remain in full force and effect, as fully as though such portion had never been a part of this Agreement.

13.	Notices.
The notices provisions of the Operating Agreement will apply with respect to all notices. However, any telecopier or telex must be followed by delivery of a hard copy, either through an overnight service or mail, receipt requested.

To Eden	To Merganser

Eden Energy Corp.	Merganser Limited
200 Burrard Street	55 Gower Street
Suite 1925	3rd Floor
Vancouver, B.C. V6C 3L6	London, England WC1E 6HO
Attention: Don Sharpe	Attention: Marcel Ulrich
Phone 604-693-0179	Phone 0207 323 6807
FAX 604-357-1062	email marcel@goweraccountancy.co.uk

14.	Preferential Right to Purchase Leasehold Interests.
For a period of two (2) years from the date hereof, all non-producing oil and gas leases, on a Prospect-by-Prospect basis (regardless of how the non-producing oil and gas leases are sold) will be subject to a Preferential Right of Purchase as outlined in Article VIII.F., of the Operating Agreement. Notwithstanding anything herein to the contrary, however, this provision shall not apply to such a sale if it is part of the sale of the stock of or substantially all of the assets of a Party, if a Party merges with another entity or if the sale is part of a transaction in which such interests are not of material value in relation to the entire such transaction. There shall be no preferential right to purchase any interests hereunder from and after two (2) years from the effective date of this Agreement.

15.	Relationships and Liability of the Parties.
The liability of the Parties shall be several, and not joint or collective. Each Party shall be responsible only for its obligations. It is not the intent of the Parties to create, nor shall this Agreement be construed as creating a partnership or joint association for profit or otherwise render the Parties liable as partners.

16.	Successors and Assigns.
All assignments shall be made expressly subject to the terms and provisions of the Cedarsrtat Agreement and this Agreement. Subject to the foregoing, this Agreement shall be binding upon, enforceable by and shall inure to the benefit of the successors and assigns of the Parties.

17.	Headings.
The headings contained in this Agreement are for the purpose of reference and convenience only and shall not limit or otherwise affect the meaning of any provision of this Agreement.

18.	Entire Agreement.
This Agreement contains the entirety of the agreement between the Parties, and any prior agreements, discussions or understandings, whether written or oral, are superseded in their entirety by this Agreement and shall be of no force or effect. No amendment or modification of any term or provision of this Agreement shall be effective unless set forth in writing and signed by the Parties. In the event of any conflict between the provisions of this Agreement and any attachment or Exhibit hereto, the terms set forth in the body (in contrast to any Exhibit, schedule or attachment) of this Agreement shall control.

19.	Effective Date.
Notwithstanding the actual date of execution, this Agreement shall be effective for all purposes as of November 1, 2005 (“Effective Date”).

This Agreement may be executed in counterpart with the same effect as if all the Parties had executed the original copy hereof and it shall be binding upon any Party signatory hereto and also binding upon that signatory Party’s successors and assigns.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective date, duly authorized.

EDEN ENERGY CORP	MERGANSER LIMITED

Big Sand Spring Valley Project
Donald Sharpe Title: President	Marcel Ulrich Title:

EXHIBIT "A"

BIG SAND SPRING VALLEY
NYE COUNTY, NEVADA
PARTICIPATION AGREEMENT

This Participation Agreement for the Big Sand Spring Valley Play, Nevada is made effective on the 14 day of June 2005, by and between Chamberlain Exploration Development And Research Stratigraphic Corporation, dba Cedar Strat Corporation, a Nevada corporation (hereinafter "Cedar Strat"), and Eden Energy Corporation, a Nevada corporation (hereinafter "Eden").

RECITALS

The parties recite and declare as follows:

A. WHEREAS, in conjunction with this Agreement, the parties have entered into a Confidentiality Agreement, which is incorporated herein by reference.

B. WHEREAS, Cedar Strat has developed at great time and expense certain geological, geophysical, technical, contractual and other data and information, including well logs, interpretative maps, land maps, license from third parties and other information related to the area included within the geographical boundaries of the Confidential area, as set forth in Exhibit "A" and described here as Township 9 N, Range 53 E through Township 13 N, Range 54 E from the Mount Diablo Meridian, Acreage lying within Nye county Nevada. Furthermore, Eden covenants not to compete with Cedar Strat within a 15 mile radius from any well data, measured section data, geologic mapping data, or biostratigraphic data which may be provided by Cedar Strat in conjunction with this play without specific prior written approval, such approval not to be unreasonably withheld.

C. WHEREAS, Cedar Strat has offered Eden the opportunity to participate in its Big Sand Spring Valley Play (hereinafter "Play"), which lies within the boundaries of the non-compete area, as set forth in Exhibit "A".

D. WHEREAS, Eden has agreed to participate in the Play in accordance with the terms set forth in this Agreement.

E. WHEREAS, Eden acknowledges that in agreeing to participate in the Play, not acting as an employee or agent of Cedar Strat, but as a separate entity which desires to participate with Cedar Strat in development of the Play.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises contained herein, and other good and valuable consideration, the receipt and sufficiency that are hereby acknowledged, the parties agree as follows:

Section 1. Establishing an Area of Mutual Interest (AMI):

Cedar Strat and Eden will establish an Area of Mutual Interest (AMI) surrounding the Big Sand Spring Valley Play, as detailed in Exhibit "A" hereof. The area within the "Red" boundaries constitutes the AMI.

Section 2. Prospect Fee and Acquisition of Land/Leases:

Cedar Strat will identify the Bureau of Land Management (BLM) leases critical to the project and make recommendations to Eden for additions or deletions to maximize the benefit of the acreage held, recognizing a need for protection acreage in addition to prospect acreage. Cedar Stat will represent Eden at the BLM lease sales if desired.

Eden agrees to advance to Cedar Strat $1,000,000 US for the acquisition of the initial oil and gas leases and the prospect fee. Cedar Strat will be obligated to acquire a minimum of 80,000 acres within the AMI through a combination of the BLM auction process or the two year window lease process. Cedar Strat will receive a prospect fee equal to the remaining amount of funds after the acquisition of the initial acreage which prospect fee will not exceed $750,000 and not drop below $500,000. Any excess over $750,000 after the acquisition of the initial acreage will be refunded to Eden Energy. Should the initial acquisition of leases cost more than $250,000 it will decrease the Cedar Strat prospect fee to the minimum of $500,000. The funds will be used to acquire the BLM oil and gas leases and cover the first year rental, any bonus bidding, BLM administration fee and the Prospect fee due Cedar Strat. Eden will assume the obligation to pay the annual rental on such "initial acreage" after the first year of rental.

Eden will either represent themselves for future acreage leasing or advance such monies as may be required to fund the purchase of the "after acquired acreage". In addition, Eden will assume the obligation to pay the annual rental on such "after acquired acreage" for a period of two (2) additional years excluding the payment of the "initial subsequent acreage fee". The "after acquired acreage" is that acreage which must be or has been nominated but has not passed through a BLM lease sale auction.

It is recognized that the bonus bid to the BLM may exceed the $2.00 per acre level. Eden will bid as aggressively as they feel may be necessary to acquire the "after acquired acreage". Should Cedar Strat be representing Eden at such BLM auction, the level of potential bid will be established prior to the date of the auction.

It is recognized that certain acreage may have been previously leased or owned by outside entities, for which negotiations to control under this agreement will be embarked upon. All acreage acquired within the AMI will be entered into under the same terms of this agreement. If acreage of third party control must be acquired under terms that infringe upon this agreement, both parties will work as reasonably possible to acquire and control this acreage for the group.

The "Red" area designated in Exhibit "A" will be the area for acquisition of the acreage.

Section 3. Ownership of data and use of data in Play:

Cedar Strat will retain ownership of all data whether currently owned, purchased, licensed or generated by Cedar Strat, and as may be hereafter generated, or acquired as part of the exploration programs set out in section 4 hereof. Cedar Strat will, at no additional cost to Eden et al., license its proprietary and other relevant data to Eden and any other Participant owning 25% or more working interest for the duration of the Play. Certain data that Cedar Strat licenses from third parties will remain in the name of Cedar Strat but utilized for the efficient development of the Play. All data in the possession or control of Cedar Strat relevant to the Play will be made available to the Eden for study and analysis on a time is of the essence basis. All maps, data and graphs generated or purchased will be used for the efficient development of drill sites, the marketing of the Play when appropriate, or drilling as mutually agreed upon.

Cedar Strat will keep newly developed data within the Big Sand Spring Valley AMI confidential, on a case by case basis for each lease involved, for a period of a) two years from the effective date of this agreement on acreage Eden chooses to farm out without further participation, b) five years from the effective date of this agreement on acreage Eden proceeds for test well and development drilling, or c) until such time as Eden elects to relinquish a specific lease. Data over leases relinquished will be free of liens, claims, overrides and back-in interests and will be available for marketing such relinquished leases to additional third party industry Participants. Well Study data and data outside of the AMI which is used to develop the AMI will not be held as an exclusive confidential license.

Eden has anticipated the shooting or acquisition of additional seismic data, other than the Exxon Seismic data, as part of the exploration and development of this Play. Eden shall retain ownership of that data. Eden will, at no additional cost to Cedar Strat et al., license its proprietary seismic data to Cedar Strat for the duration of the Play.

The ownership of data is more fully detailed as a part of Exhibit "B".

Section 4. Exploration of the Big Sand Spring Valley Play:

The relevant geologic data which will be developed, analyzed and used for this exploration effort and licensed to Eden by Cedar Strat will include but is not limited to:

- Geologic mapping of the outcrops bordering the AMI
- Biostratigraphic sample collection
- Paleontologist analysis,
- Well Studies, (5 total, non-exclusive license)
- Aeromagnetic and Gravity Surveys,
- Attempt for Acquisition and processing of Exxon seismic Data
  (additional funding will be requested for acquisition of Exxon seismic data)
- Management of Prospect Development

- Development of cross sections,
- Map production,
- Home Office support,

The cost of these Exploration activities is covered by the prospect fee.

In the event of additional expenses not reasonably contemplated in this agreement, Eden will use its best efforts to fund the purchase, license or expense, with such additional advances being repaid in accordance with Section 6.1 (d) hereto (the "additional expenses"). Such items of additional expense may include but are not limited to the acquisition of additional seismic data, sales trips to market working interest shares on behalf of Eden, status report trips and licenses from third parties for data to be held by Eden redundant to that held by Cedar Strat for exploration activities. All such additional expenses shall be subject to the prior written approval of Eden and shall be reimbursed by Eden as to 100% in accordance with section 6.1(d) or 6.2 (b), as the case may be.

Section 5. Relinquishment of land/leases by Eden in the Big Sand Spring Valley Play:

Leases or land will not be relinquished without the mutual consent of Cedar Strat and Eden. In the event Eden elects to surrender or abandon the Leases, or any portion thereof, without prior approval of Cedar Strat, Eden shall give Cedar Strat 60 day's prior written notice thereof. Cedar Strat shall thereafter have the option to require Eden to reassign that portion thereof which Eden wishes to surrender or abandon. This abandonment will be without liens, claims, royalties, back-in interests or any such encumbrances. Cedar Strat will receive the assignment without liability other than paying the future rentals. Cedar Strat will be allowed to seek after and acquire other industry participants to develop said area. Eden will immediately turn over the data and work product created by Cedar Strat or licensed by Cedar Strat in the development of said leases.

Section 6. Election by Eden to Develop the Big Sand Spring Valley Play:

Assuming that the work on the Play is being acquired, processed and assessed in a timely manner which allows Eden and Cedar Strat to determine the viability of the Big Sand Spring Valley Play for hydrocarbons and the identification of prospective drilling targets, Eden may elect to proceed with the development of the Big Sand Spring Valley Play. If Eden's ability to assess the viability of the Play is delayed due to delays outside of its control, the election will be extended for such period of time as the parties may agree acting reasonably.

Section 6.1. Election by Eden to proceed with Development of the Big Sand Spring Valley Play subsequent to the two year Exploration period:

a) In the case of a positive election for Eden to develop the area by drilling wells, the election will, unless extended by the parties acting reasonably, be made through contracting a rig to commence drilling within two years from the date of this agreement.

b) One well will be drilled during the first 24 months from the effective date of this agreement, unless extended by the parties acting reasonably, the next in the succeeding 12 months with one well for each 12 month period thereafter, to the shallower of the depth to test 1,000 feet of Mississippian Shales or 10,000 feet. Rental payments on the initial acreage and subsequently acquired acreage will be maintained by Eden during this development period.

c) Eden shall receive 82.5% Net Revenue Interest (NRI) in the identified prospects of the Big Sand Spring Valley Play such that Cedar Strat retains a 5.0% ORRI and a 10% carried back-in working interest.

d) If Eden makes the election set out in Section 6.1, the seed money (exploration) funds for their proportionate interest will be reimbursed 100% from production and the development (drilling to on-site tanks) expense will be reimbursed 100% before Cedar Strat's back-in interest becomes effective.

Section 6.2. Election by Eden not to Participate in Development of the Big Sand Spring Valley Play:

a) In the case of an election by Eden not to participate in the development of the Big Sand Spring Valley Play, the election will be made in writing within two years from the date of this agreement unless extended by the parties acting reasonably.

b) If Eden does not elect to proceed with the development of the Big Sand Spring Valley prospect, then Eden and Cedar Strat will use their collective reasonable best efforts to sell the Big Sand Spring Valley Play as prospects for development, in whole or in part. Any and all "prospect and other fees" to be paid by any third party for the right to participate or in the development of the Big Sand Spring Valley prospect or portion thereof hereunder, shall be paid firstly to Eden in an amount equal to 75% of all lease acquisition, lease rentals, lease maintenance , and seed (exploration) monies advanced on or in respect of that portion of the Big Sand Spring Valley Prospect being sold, except as it relates to the payment of the delay rentals on the "initial acreage" or the "after acquired acreage" made after the expiry of the first two years of the initial agreement, and the "additional expenses", all of which will be reimbursed at 100%. Thereafter, all such "prospect and other fees" to be paid by or in respect of the Big Sand Spring Valley Prospect or portion thereof shall be split 50/50 as between Eden and Cedar Strat.

c) On any acreage sold to third party industry Participants or farmed out, Eden will retain a 2.5% ORRI and Cedar Strat will retain a 5.0% ORRI.

d) Any prospect being sold or farmed out to third parties will include a 10,000 foot well commitment to be completed within two years from the date of sale and include the ORRI and back-in interest as described in this agreement. The third party industry Participant will be liable for making the rental payments over the leases acquired for the period covering two years during which the test well must be drilled.

f) If a prospect is thereafter marketed to third party industry Participants by Cedar Strat, Cedar Strat shall at all times preserve a 12.5% back-in carried working interest for Eden. This back-in interest (BI) will be increased if any amount of back-in is retained over 22.5%. Amounts retained over 22.5% will be split 50/50 with Eden and Cedar Strat. If there is less than 22.5% back-in interest retained it will come first out of Cedar Strat's interest and in no case will it be allowed to erode Eden's 12.5% back-in interest. If Eden does the marketing, Cedar Strat will receive a minimum of 10% back-in carried interest.

Section 7. Notices.

Notices shall be given a) by personal delivery to the other Party, b) by facsimile, with a copy sent by registered or certified mail, return receipt requested, or c) by registered or certified mail, return receipt requested. All notices shall be effective and deemed delivered a) if by personal delivery, on the date of delivery if during business hours, otherwise the next business day, b) if by facsimile, on the date the facsimile is received if received during business hours, c) if solely by mail, upon receipt by the addressee. Any Party may from time to time change its address hereunder by written notice to the other Party. The Party's addresses are as follows:

Eden Energy Company
200 Burrard Street, Suite 1925
Vancouver, B.C. Canada V6C 3L6
Attn: Donald Sharpe
Phone: 604-693-0177
Fax: 604-638-3525

Cedar Strat Corporation
3668 Redwood St.
Las Vegas, NV 89103
Attn: Harold A. Jacobsen
Phone: 702-459-3703
Fax: 702-253-1174

Section 8. Governing Law.

This Agreement shall be construed in accordance with, and governed by the substantive and procedural laws of, the State of Nevada, without reference to principals governing choice or conflict of laws. The parties agree that as a material part of the consideration of the rights and obligations of the parties pursuant to this Agreement and because Cedar Strat maintains its business office and records in Clark County, Nevada, that in the event any litigation arises between the parties or becomes necessary for Cedar Strat to commence a lawsuit, the exclusive jurisdiction for all legal proceedings and lawsuits between the parties is the Eighth Judicial District Court of the State of Nevada in and for the County of Clark. The parties hereto further agree to submit to the jurisdiction of said Eighth Judicial District Court and waive any rights they may have to change, transfer, or in any manner remove the venue from said court to any other jurisdiction or venue.

Section 9. Representations and Warranties.

By execution of the Agreement each signatory represents and warrants that:

(a) The Agreement is executed on behalf of an individual or a valid and existing legal entity;

(b) Such individual or entity has the full right and authority to undertake any action contemplated by the Agreement;

(c) The execution of the Agreement has been duly and properly authorized by the party on whose behalf said Agreement is executed in accordance with all applicable laws, regulations, agreements or procedures governing the authority of such person or entity to execute the Agreement on behalf of such parties;

(d) The consents of all persons or entities whatsoever necessary to the execution of the Agreement have been obtained; and

(e) The parties shall indemnify each other, their successors and assigns against any and all damages, including costs and reasonable attorney fees resulting from any breach of any representation, warranty or agreement set forth herein.

Section 10. Miscellaneous.

(a) In the event of a dispute between the parties arising under this Agreement, or in the even of an action brought to enforce the terms of this Agreement, the prevailing parties shall be entitled to the recovery of reasonable attorney fees and reasonably incurred costs and expenses of litigation.

(b) If a court of competent jurisdiction shall find any provision of this Agreement unenforceable under Nevada law, such provisions shall be stricken and the remainder of the Agreement shall remain in full force and effect.

(c) It is the intent of the parties hereto to use their respective reasonable best efforts to prepare and circulate for signature a definitive form of agreement in respect of the subject matter hereof. If for any reason such an agreement is not circulated or agreed to then it is agreed that this Agreement is intended by the parties to be the final expression of their agreement with respect to the subject matter hereof, and is intended as the complete and exclusive statement of the terms of the agreement between the parties. As such, this Agreement will in such an instance constitutes the entire agreement between the parties, whether oral or written, with respect to the subject matter hereof and may only be modified by subsequent writing duly executed by both parties.

(d) The singular shall be interpreted as the plural and vice versa, if such treatment is necessary to interpret the Agreement in accordance with the manifest intention of the parties

11/01/2005 15:21 7022531174 JJ JACOBSEN PAGE 09

hereto. Likewise, if either the feminine, masculine or neutered gender should be one of the other genders, it shall be so treated.

(e) Each party agrees to execute all documents necessary to complete the transactions contemplated herein.

(f) This agreement may be assigned, in whole or in part, by Eden to a corporate or other entity. Any such assignments will be binding at law and at equity upon the parties hereto as if the assigned party was a signatory to this Agreement in the first instance.

IN WITNESS WHEREOF, the parties have executed this Agreement with the effective day and year set forth in the first paragraph of this Agreement.

DATED this 1 day of NOVEMBER, 2005.

Cedar Strat Corporation	Eden Energy Corporation
By: Harold A. Jacobsen	By: [signature]
Name (printed): HAROLD A. JACOBSEN	Name (printed): DONALD SHARPE
Its: CHIEF FINANCIAL OFFICER	Its: PRESIDENT
Witnessed by: Louise V. Jacobsen	Witnessed by: [signature]
Name (printed): LOUISE V. JACOBSEN	Name (printed): OLGA BESPALAJA

EXHIBIT "A"
Participation Agreement
Between Cedar Strat Corporation and Eden Energy Corporation
Big Sand Spring Valley Play, Nevada,
Area of Non-Compete and Confidentiality,
Area of Mutual Interest

13N 53E
13N 54E
12N 53E
12N 54E
11N 53E
11N 54E
10N 53E
10N 54E
9N 53E
9N 54E

Big Sand Spring Valley Play: area of Non-Compete and Confidentiality more fully described as Township 9 N, Range 53 E through Township 13 N, Range 54 E from the Mount Diablo Meridian, Acreage lying within Nye county Nevada. Additionally, Eden covenants not to compete with Cedar Strat within a 15 mile radius from any well data, measured section data, geologic mapping data, or biostratigraphic data which may be provided by Cedar Strat with respect to this play without specific prior written approval. The Area of Mutual Interest lies within the red boundary.

EXHIBIT "B"
Participation Agreement
Between Cedar Strat Corporation and Eden Energy Corporation
Ownership of Data

The ownership of data shall be delineated as follows:

- Cedar Strat currently has and may generate new geologic mapping within the AMI. This data will be owned by Cedar Strat and licensed to Eden and other Participants with a 25% working interest in the play at no additional charge. The data will be kept confidential as outlined in Section 3.

- Cedar Strat currently has and will generate new well studies covered by the prospect fee. These may or may not be within the play AMI. To be able to make high quality balanced cross sections for exploration purposes, it is necessary to tie in geology beyond the boundaries of the AMI. Cedar Strat has committed to provide well studies on 5 wells in the area. The data will be owned by Cedar Strat and licensed at no extra cost to Eden and Participants of 25% WI or greater. This license is a non-exclusive license to Eden. Wells studies will be performed is such detail as available data is accessible. The wells targeted for study are:

    - Sand Springs 1-15, Permit 848 by Alpine, Inc., T11N, R54E Sec 15
    - Needle Springs Fed. 1-35, Permit 835 by Ranken Energy, T11N, R52E, Sec 35
    - Needle Springs Fed. 1-14, Permit 852 by Alpine, Inc., T10N, R52E, Sec 14
    - Squaw Hills #1-15, Permit 661 by Skippy Oil Oper., Inc., T10N, R52E, Sec 15
    - Wood Cnyn. #1-30, Permit 651 by Skippy Oil Oper. Inc., T09N, R54E, Sec 30 Bonus well
    - Wildhorse Unit #1, Permit 545 by Exxon Corp., T11N, R55E, Sec 22

- Cedar Strat will take samples for biostratigraphic verification and have them analyzed by a Paleontologist. This data will be owned by Cedar Strat and licensed to Eden and other Participants of the play at no additional charge. Samples in well studies will not be exclusive to Eden.

- Cedar Strat will and already has licensed all the commercial gravity and aeromagnetic data available relating to the play. The license will be and is in the name of Cedar Strat. This data extends far beyond the boundaries of the AMI to verify the readings within the AMI and make the highest possible knowledgeable judgments for the creation of balanced cross sections. The data will be used for the benefit of the play at no additional charge. Commercial data is not exclusive to Eden. If Eden requests a license to the identical commercial data, Cedar Strat will arrange for that license at a reduced fee from the third party licensor.

- Cedar Strat will and already has contracted an entity to make a proprietary gravity survey to fill in the areas not covered by the commercial gravity data. Cedar Strat will own the data and license it at no charge to Eden et. al. Proprietary Gravity within the AMI will be held confidential under the terms of Section 3. This data will be integrated into the commercial data for a seamless look at the gravity model extending far beyond the AMI.

- Cedar Strat has a unique opportunity with Exxon to acquire seismic data. This data will be licensed in the name of Cedar Strat. The cost for this data will be over and above the prospect fee amount.

- The items discussed will not be sold or licensed by Cedar Strat to outside entities for a period outlined in Section 3. However, some of the information, charts, graphs, etc. will be used in the marketing effort and revealed in such settings as to help market the play or prospects therein.

- For the purpose of licensing the data, the term Eden and Participants will be an entity that has purchased at least 25% of the working interest of the Play or a Prospect generated and sold as a subset of the Play. A lesser percentage working interest partner will receive the benefit of the data but not a license to or possession of the data. However, Eden and Cedar Strat will be the exception to this in that we are the exploration team developing the data.

- Eden will, at their discretion, shoot or acquire additional seismic data which is not part of the prospect fee. This will be owned by Eden and licensed to Cedar Strat and the Participants in the play at no additional costs. This will be used for the benefit of the play and the construction of balanced cross sections as it relates in harmony with the other data acquired by Cedar Strat. Cedar Strat will receive a license to this data at no additional cost.

EXHIBIT “B”

Attached to and made a part of that certain Participation Agreement, dated November 1, 2005, by and between Eden Energy Corp. and Merganser Limited

EXHIBIT "C"

To that certain Participation Agreement dated effective November 1, 2005 by and between Eden Energy Corp. and Merganser Limited

Lease Number	Bonus Paid	Bonus Per Acre Cost	Number of Acres	Rental Amount	Filing Fees	Effective Date	Total Cost

NVN080228	$4,160.00	$2.00	2,080	$3,120.00	$75.00	1-Jul-05	$7,355.00
NVN080229	$3,834.00	$2.00	1,917	$2,875.50	$75.00	1-Jul-05	$6,784.50
NVN080230	$2,560.00	$2.00	1,280	$1,920.00	$75.00	1-Jul-05	$4,555.00
NVN080231	$5,120.00	$2.00	2,560	$3,840.00	$75.00	1-Jul-05	$9,035.00
NVN080232	$5,120.00	$2.00	2,560	$3,840.00	$75.00	1-Jul-05	$9,035.00
NVN080233	$3,216.00	$2.00	1,608	$2,412.00	$75.00	1-Jul-05	$5,703.00
NVN080234	$3,840.00	$2.00	1,920	$2,880.00	$75.00	1-Jul-05	$6,795.00
NVN080235	$5,120.00	$2.00	2,560	$3,840.00	$75.00	1-Jul-05	$9,035.00
NVN080237	$1,442.00	$2.00	721	$1,081.50	$75.00	1-Jul-05	$2,598.50
NVN080238	$2,884.00	$2.00	1,442	$2,163.00	$75.00	1-Jul-05	$5,122.00
NVN080239	$3,240.00	$2.00	1,620	$2,430.00	$75.00	1-Jul-05	$5,745.00
NVN080240	$3,840.00	$2.00	1,920	$2,880.00	$75.00	1-Jul-05	$6,795.00
NVN080241	$5,120.00	$2.00	2,560	$3,840.00	$75.00	1-Jul-05	$9,035.00
NVN080242	$5,120.00	$2.00	2,560	$3,840.00	$75.00	1-Jul-05	$9,035.00
NVN080243	$4,804.00	$2.00	2,402	$3,603.00	$75.00	1-Jul-05	$8,482.00
NVN080244	$5,120.00	$2.00	2,560	$3,840.00	$75.00	1-Jul-05	$9,035.00
NVN080245	$5,120.00	$2.00	2,560	$3,840.00	$75.00	1-Jul-05	$9,035.00
NVN080246	$5,120.00	$2.00	2,560	$3,840.00	$75.00	1-Jul-05	$9,035.00
NVN080247	$5,120.00	$2.00	2,560	$3,840.00	$75.00	1-Jul-05	$9,035.00
NVN080248	$5,120.00	$2.00	2,560	$3,840.00	$75.00	1-Jul-05	$9,035.00
NVN080278	$17,759.00	$7.00	2,537	$3,805.50	$75.00	1-Jul-05	$21,639.50
NVN080280	$5,120.00	$2.00	2,560	$3,840.00	$75.00	1-Jul-05	$9,035.00
NVN080281	$5,078.00	$2.00	2,539	$3,808.50	$75.00	1-Jul-05	$8,961.50
NVN080408	$6,586.00	$2.00	3,293	$4,939.50	$75.00	1-Aug-05	$11,600.50
NVN080409	$16,592.00	$2.00	8,296	$12,444.00	$75.00	1-Aug-05	$29,111.00
NVN080410	$20,452.00	$2.00	10,226	$15,339.00	$75.00	1-Aug-05	$35,866.00
NVN080411	$20,446.00	$2.00	10,223	$15,334.50	$75.00	1-Aug-05	$35,855.50

Total:	$177,053.00		82,184	$123,276.00	$2,025.00		$302,354.00

EXHIBIT “ C “

Attached to and made a part of that certain Operating Agreement, dated November 1, 2005 by and between Eden Energy Corp. as Operator, and Merganser Limited, as Non-Operator,

ACCOUNTING PROCEDURE
JOINT OPERATIONS

I. GENERAL PROVISIONS

1.	Definitions

“Joint Property” shall mean the real and personal property subject to the agreement to which this Accounting Procedure is attached.
“Joint Operations” shall mean all operations necessary or proper for the development, operation, protection and maintenance of the Joint Property.
“Joint Account” shall mean the account showing the charges paid and credits received in the conduct of the Joint Operations and which are to be shared by the Parties.
“Operator” shall mean the party designated to conduct the Joint Operations.
“Non-Operators” shall mean the Parties to this agreement other than the Operator.
“Parties” shall mean Operator and Non-Operators.
“First Level Supervisors” shall mean those employees whose primary function in Joint Operations is the direct supervision of other employees and/or contract labor directly employed on the Joint Property in a field operating capacity.
“Technical Employees” shall mean those employees having special and specific engineering, geological or other professional skills, and whose primary function in Joint Operations is the handling of specific operating conditions and problems for the benefit of the Joint Property.
“Personal Expenses” shall mean travel and other reasonable reimbursable expenses of Operator’s employees.
“Material” shall mean personal property, equipment or supplies acquired or held for use on the Joint Property.
“Controllable Material” shall mean Material which at the time is so classified in the Material Classification Manual as most recently recommended by the Council of Petroleum Accountants Societies.

2.	Statement and Billings

Operator shall bill Non-Operators on or before the last day of each month for their proportionate share of the Joint Account for the preceding month. Such bills will be accompanied by statements which identify the authority for expenditure, lease or facility, and all charges and credits summarized by appropriate classifications of investment and expense except that items of Controllable Material and unusual charges and credits shall be separately identified and fully described in detail.

3.	Advances and Payments by Non-Operators

A.
Unless otherwise provided for in the agreement, the Operator may require the Non-Operators to advance their share of estimated cash outlay for the succeeding month’s operation within thirty (30) days after receipt of the bill-ing or by the first day of the month for which the advance is required, whichever is later. Operator shall adjust each monthly billing to reflect advances received from the Non-Operators.

B.
Each Non-Operator shall pay its proportion of all bills within thirty (30) days after receipt. If payment is not made within such time, the unpaid balance shall bear interest monthly at the prime rate in effect at Chase Bank of Texas, Houston, Texas on the first day of the month in which delinquency occurs plus 1% or the maximum contract rate permitted by the applicable usury laws in the state in which the Joint Property is located, whichever is the lesser, plus attorney’s fees, court costs, and other costs in connection with the collection of unpaid amounts.

4.	Adjustments

Payment of any such bills shall not prejudice the right of any Non-Operator to protest or question the correctness thereof; provided, however, all bills and statements rendered to Non-Operators by Operator during any calendar year shall con-clusively be presumed to be true and correct after twenty-four (24) months following the end of any such calendar year, unless within the said twenty-four (24) month period a Non-Operator takes written exception thereto and makes claim on Operator for adjustment. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of Controllable Material as provided for in Section V.

COPYRIGHT© 1985 by the Council of Petroleum Accountants Societies.

5.	Audits

A.
A Non-Operator, upon notice in writing to Operator and all other Non-Operators, shall have the right to audit Operator’s accounts and records relating to the Joint Account for any calendar year within the twenty-four (24) month period following the end of such calendar year; provided, however, the making of an audit shall not extend the time for the taking of written exception to and the adjustments of accounts as provided for in Paragraph 4 of this Section I. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct a joint audit in a manner which will result in a minimum of inconvenience to the Operator. Operator shall bear no por-tion of the Non-Operators’ audit cost incurred under this paragraph unless agreed to by the Operator. The audits shall not be conducted more than once each year without prior approval of Operator, except upon the resignation or removal of the Operator, and shall be made at the expense of those Non-Operators approving such audit.

B.	The Operator shall reply in writing to an audit report within 60 days after receipt of such report.

6.	Approval By Non-Operators

Where an approval or other agreement of the Parties or Non-Operators is expressly required under other sections of this Accounting Procedure and if the agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, Operator shall notify all Non-Operators of the Operator’s proposal, and the agreement or approval of a majority in interest of the Non-Operators shall be controlling on all Non-Operators.

II. DIRECT CHARGES

Operator shall charge the Joint Account with the following items:

1. Ecological and Environmental

Costs incurred for the benefit of the Joint Property as a result of governmental or regulatory requirements to satisfy environ-mental considerations applicable to the Joint Operations. Such costs may include surveys of an ecological or archaeological nature and pollution control procedures as required by applicable laws and regulations.

2. Rentals and Royalties

Lease rentals and royalties paid by Operator for the Joint Operations.

3.	Labor

A.(1)	Salaries and wages of Operator’s field employees directly employed on the Joint Property in the conduct of Joint Operations.

(2)	Salaries of First Level Supervisors in the field.

(3)	Salaries and wages of Technical Employees directly employed on the Joint Property if such charges are excluded from the overhead rates.

(4)
Salaries and wages of Technical Employees either temporarily or permanently assigned to and directly employed in the operation of the Joint Property if such charges are excluded from the overhead rates.

B.
Operator’s cost of holiday, vacation, sickness and disability benefits and other customary allowances paid to employees whose salaries and wages are chargeable to the Joint Account under Paragraph 3A of this Section II. Such costs under this Paragraph 3B may be charged on a “when and as paid basis” or by “percentage assessment” on the amount of salaries and wages chargeable to the Joint Account under Paragraph 3A of this Section II. If percentage assessment is used, the rate shall be based on the Operator’s cost experience.

C.
Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to Operator’s costs chargeable to the Joint Account under Paragraphs 3A and 3B of this Section II.

D.	Personal Expenses of those employees whose salaries and wages are chargeable to the Joint Account under Paragraph 3A of this Section II.

4.	Employee Benefits

Operator’s current costs of established plans for employees’ group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus, and other benefit plans of a like nature, applicable to Operator’s labor cost chargeable to the Joint Account under Paragraphs 3A and 3B of this Section II shall be Operator’s actual cost.

5.	Material

Material purchased or furnished by Operator for use on the Joint Property as provided under Section IV. Only such Material shall be purchased for or transferred to the Joint Property as may be required for immediate use and is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.

6.	Transportation

Transportation of employees and Material necessary for the Joint Operations but subject to the following limitations:

A.
If Material is moved to the Joint Property from the Operator’s warehouse or other properties, no charge shall be made to the Joint Account for a distance greater than the distance from the nearest reliable supply store where like material is normally available or railway receiving point nearest the Joint Property unless agreed to by the Parties.

B.
If surplus Material is moved to Operator’s warehouse or other storage point, no charge shall be made to the Joint Account for a distance greater than the distance to the nearest reliable supply store where like material is normally available, or railway receiving point nearest the Joint Property unless agreed to by the Parties. No charge shall be made to the Joint Account for moving Material to other properties belonging to Operator, unless agreed to by the Parties.

C.
In the application of subparagraphs A and B above, the option to equalize or charge actual trucking cost is available when the actual charge is $400 or less excluding accessorial charges. The $400 will be adjusted to the amount most recently recommended by the Council of Petroleum Accountants Societies.

7.	Services

The cost of contract services, equipment and utilities provided by outside sources, except services excluded by Paragraph 10 of Section II and Paragraph i, ii, and iii, of Section III. The cost of professional consultant services and contract services of technical personnel directly engaged on the Joint Property if such charges are excluded from the overhead rates. The cost of professional consultant services or contract services of technical personnel not directly engaged on the Joint Property shall not be charged to the Joint Account unless previously agreed to by the Parties.
8.	Equipment and Facilities Furnished By Operator

A.
Operator shall charge the Joint Account for use of Operator owned equipment and facilities at rates commensurate with costs of ownership and operation. Such rates shall include costs of maintenance, repairs, other operating expense, insurance, taxes, depreciation, and interest on gross investment less accumulated depreciation not to exceed ten percent ( 10%) per annum. Such rates shall not exceed average commercial rates currently prevailing in the immediate area of the Joint Property.

B.
In lieu of charges in paragraph 8A above, Operator may elect to use average commercial rates prevailing in the immediate area of the Joint Property less 20%. For automotive equipment, Operator may elect to use rates published by the Petroleum Motor Transport Association.

9.	Damages and Losses to Joint Property

All costs or expenses necessary for the repair or replacement of Joint Property made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or other cause, except those resulting from Operator’s gross negligence or willful misconduct. Operator shall furnish Non-Operator written notice of damages or losses incurred as soon as practicable after a report thereof has been received by Operator.
10.	Legal Expense

Expense of handling, investigating and settling litigation or claims, discharging of liens, payment of judgements and amounts paid for settlement of claims incurred in or resulting from operations under the agreement or necessary to protect or recover the Joint Property, except that no charge for services of Operator’s legal staff or fees or expense of outside attorneys shall be made unless previously agreed to by the Parties. All other legal expense is considered to be covered by the overhead provisions of Section III unless otherwise agreed to by the Parties, except as provided in Section I, Paragraph 3.

11.	Taxes

All taxes of every kind and nature assessed or levied upon or in connection with the Joint Property, the operation thereof, or the production therefrom, and which taxes have been paid by the Operator for the benefit of the Parties. If the ad valorem taxes are based in whole or in part upon separate valuations of each party’s working interest, then notwithstanding anything to the contrary herein, charges to the Joint Account shall be made and paid by the Parties hereto in accordance with the tax value generated by each party’s working interest.

12.	Insurance

Net premiums paid for insurance required to be carried for the Joint Operations for the protection of the Parties. In the event Joint Operations are conducted in a state in which Operator may act as self-insurer for Worker’s Compensation and/or Employers Liability under the respective state’s laws, Operator may, at its election, include the risk under its self-insurance program and in that event, Operator shall include a charge at Operator’s cost not to exceed manual rates.
Notwithstanding the foregoing, if non-operator provides coverages and provides Operator with a certificate evidencing same to the extent shown in Exhibit “D”, then no billing will be made to him under the joint account for insurance. The Operator will furnish and bill the non-operator for insurance required to bring the non-operator into compliance with Exhibit “D”.

13.	Abandonment and Reclamation

Costs incurred for abandonment of the Joint Property, including costs required by governmental or other regulatory authority.
14.	Communications

Cost of acquiring, leasing, installing, operating, repairing and maintaining communication systems, including radio and microwave facilities directly serving the Joint Property. In the event communication facilities/systems serving the Joint Property are Operator owned, charges to the Joint Account shall be made as provided in Paragraph 8 of this Section II.

15.	Other Expenditures

Any other expenditure not covered or dealt with in the foregoing provisions of this Section II, or in Section III and which is of direct benefit to the Joint Property and is incurred by the Operator in the necessary and proper conduct of the Joint Operations.

III. OVERHEAD

1. Overhead - Drilling and Producing Operations

i.  As compensation for administrative, supervision, office services and warehousing costs, Operator shall charge drilling and producing operations on either:

( X ) Fixed Rate Basis, Paragraph 1A, or
(   ) Percentage Basis, Paragraph lB

Unless otherwise agreed to by the Parties, such charge shall be in lieu of costs and expenses of all offices and salaries or wages plus applicable burdens and expenses of all personnel, except those directly chargeable under Paragraph 3A, Section II. The cost and expense of services from outside sources in connection with matters of taxation, traffic, accounting or matters before or involving governmental agencies shall be considered as included in the overhead rates provided for in the above selected Paragraph of this Section III unless such cost and expense are agreed to by the Parties as a direct charge to the Joint Account.

ii. The salaries, wages and Personal Expenses of Technical Employees and/or the cost of professional consultant services and contract services of technical personnel directly employed on the Joint Property:

( ) shall be covered by the overhead rates,
( X ) or shall not be covered by the overhead rates.

iii. The salaries, wages and Personal Expenses of Technical Employees and/or costs of professional consultant services and contract services of technical personnel either temporarily or permanently assigned to and directly employed in the operation of the Joint Property:

( X ) shall be covered by the overhead rates, or
( ) shall not be covered by the overhead rates.

A. Overhead - Fixed Rate Basis

(1) Operator shall charge the Joint Account at the following rates per well per month:

Drilling Well Rate $7,000.00
(Prorated for less than a full month)

Producing Well Rate $700.00

(2) Application of Overhead - Fixed Rate Basis shall be as follows:

(a) Drilling Well Rate

(1) Charges for drilling wells shall begin on the date the well is spudded and terminate on the date the drill-ing rig, completion rig, or other units used in completion of the well is released, whichever is later, except that no charge shall be made during suspension of drilling or completion operations for fifteen (15) or more consecutive calendar days.

(2) Charges for wells undergoing any type of workover or recompletion for a period of five (5) consecutive work days or more shall be made at the drilling well rate. Such charges shall be applied for the period from date workover operations, with rig or other units used in workover, commence through date of rig or other unit release, except that no charge shall be made during suspension of operations for fifteen (15) or more consecutive calendar days.

(b) Producing Well Rates

(1) An active well either produced or injected into for any portion of the month shall be considered as a one-well charge for the entire month.

(2) Each active completion in a multi-completed well in which production is not commingled down hole shall be considered as a one-well charge providing each completion is considered a separate well by the govern-ing regulatory authority.

(3) An inactive gas well shut in because of overproduction or failure of purchaser to take the production shall be considered as a one-well charge providing the gas well is directly connected to a permanent sales outlet.

(4) A one-well charge shall be made for the month in which plugging and abandonment operations are completed on any well. This one-well charge shall be made whether or not the well has produced except when drilling well rate applies.

(5) All other inactive wells (including but not limited to inactive wells covered by unit allowable, lease allowable, transferred allowable, etc.) shall not qualify for an overhead charge.

(3) The well rates shall be adjusted as of the first day of April each year following the effective date of the agreement to which this Accounting Procedure is attached. The adjustment shall be computed by multiplying the rate currently in use by the percentage increase or decrease in the average weekly earnings of Crude Petroleum and Gas Production Workers for the last calendar year compared to the calendar year preceding as shown by the index of average weekly earnings of Crude Petroleum and Gas Production Workers as published by the United States Department of Labor, Bureau of Labor Statistics, or the equivalent Canadian. index as published by Statistics Canada, as applicable. The adjusted rates shall be the rates currently in use, plus or minus the computed adjustment.

~~B. Overhead - Percentage Basis~~

~~(1) Operator shall charge the Joint Account at the following rates:~~

(~~a) Development~~

~~______________ Percent ( _____ %) of the cost of development of the Joint Property exclusive of costs provided under Paragraph 10 of Section II and all salvage credits.~~

~~(b)~~	~~Operating~~

~~______________ Percent ( _____ %) of the cost of operating the Joint Property exclusive of costs provided under Paragraphs 2 and 10 of Section II, all salvage credits, the value of injected substances purchased for secondary recovery and all taxes and assessments which are levied, assessed and paid upon the mineral interest in and to the Joint Property.~~

~~(2)~~	~~Application of Overhead -  Percentage Basis shall be as follows:~~

~~For the purpose of determining charges on a percentage basis under Paragraph lB of this Section III, development shall include all costs in connection with drilling, redrilling, deepening, or any remedial operations on any or all wells involving the use of drilling rig and crew capable of drilling to the producing interval on the Joint Prop-erty; also, preliminary expenditures necessary in preparation for drilling and expenditures incurred in abandoning when the well is not completed as a producer, and original cost of construction or installation of fixed assets, the expansion of fixed assets and any other project clearly discernible as a fixed asset, except Major Construction as defined in Paragraph 2 of this Section III. All other costs shall be considered as operating.~~

2.	Overhead - Major Construction

To compensate Operator for overhead costs incurred in the construction and installation of fixed assets, the expansion of fixed assets, and any other project clearly discernible as a fixed asset required for the development and operation of the Joint Property, Operator shall either negotiate a rate prior to the beginning of construction, or shall charge the Joint Account for overhead based on the following rates for any Major Construction project in excess of $    :

A.	______5_____ % of first $100,000 or total cost if less, plus

B.	______3____ % of costs in excess of $100,000 but less than $1,000,000, plus

C.	______2____ % of costs in excess of $1,000,000.

Total cost shall mean the gross cost of any one project. For the purpose of this paragraph, the component parts of a single project shall not be treated separately and the cost of drilling and workover wells and artificial lift equipment shall be excluded.

3.	Catastrophe Overhead

To compensate Operator for overhead costs incurred in the event of expenditures resulting from a single occurrence due to oil spill, blowout, explosion, fire, storm, hurricane, or other catastrophes as agreed to by the Parties, which are necessary to restore the Joint Property to the equivalent condition that existed prior to the event causing the expenditures, Operator shall either negotiate a rate prior to charging the Joint Account or shall charge the Joint Account for overhead based on the following rates:

A.	_____5_____ % of total costs through $100,000; plus

B.	_____3_____ % of total costs in excess of $100,000 but less than $1,000,000; plus

C.	_____2_____ % of total costs in excess of $1,000,000.

Expenditures subject to the overheads above will not be reduced by insurance recoveries, and no other overhead provisions of this Section III shall apply.

4.	Amendment of Rates

The overhead rates provided for in this Section III may be amended from time to time only by mutual agreement between the Parties hereto if, in practice, the rates are found to be insufficient or excessive.

IV. PRICING OF JOINT ACCOUNT MATERIAL PURCHASES, TRANSFERS AND DISPOSITIONS

Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for all Material movements affecting the Joint Property. Operator shall provide all Material for use on the Joint Property; however, at Operator’s option, such Material may be supplied by the Non-Operator. Operator shall make timely disposition of idle and/or surplus Material, such disposal being made either through sale to Operator or Non-Operator, division in kind, or sale to outsiders. Operator may purchase, but shall be under no obligation to purchase, interest of Non-Operators in surplus condition A or B Material. The disposal of surplus Controllable Material not purchased by the Operator shall be agreed to by the Parties.

1. Purchases

Material purchased shall be charged at the price paid by Operator after deduction of all discounts received. In case of Material found to be defective or returned to vendor for any other reasons, credit shall be passed to the Joint Account when adjustment has been received by the Operator.

2.	Transfers and Dispositions

Material furnished to the Joint Property and Material transferred from the Joint Property or disposed of by the Operator, unless otherwise agreed to by the Parties, shall be priced on the following basis exclusive of cash discounts:

A. New Material (Condition A)

(1)	Tubular Goods Other than Line Pipe

(a)
Tubular goods, sized 2% inches OD and larger, except line pipe, shall be priced at Eastern mill published carload base prices effective as of date of movement plus transportation cost using the 80,000 pound carload weight basis to the railway receiving point nearest the Joint Property for which published rail rates for tubular goods exist. If the 80,000 pound rail rate is not offered, the 70,000 pound or 90,000 pound rail rate may be used. Freight charges for tubing will be calculated from Lorain, Ohio and casing from Youngstown, Ohio.

(b)
For grades which are special to one mill only, prices shall be computed at the mill base of that mill plus transportation cost from that mill to the railway receiving point nearest the Joint Property as provided above in Paragraph 2.A.(1)(a). For transportation cost from points other than Eastern mills, the 30,000 pound Oil Field Haulers Association interstate truck rate shall be used.

(c)
Special end finish tubular goods shall be priced at the lowest published out-of-stock price, f.o.b. Houston, Texas, plus transportation cost, using Oil Field Haulers Association interstate 30,000 pound truck rate, to the railway receiving point nearest the Joint Property.

(d)
Macaroni tubing (size less than 2% inch OD) shall be priced at the lowest published out-of-stock prices f.o.b. the supplier plus transportation costs, using the Oil Field Haulers Association interstate truck rate per weight of tubing transferred, to the railway receiving point nearest the Joint Property.

(2)	Line Pipe

(a)
Line pipe movements (except size 24 inch OD and larger with walls 3/4 inch and over) 30,000 pounds or more shall be priced under provisions of tubular goods pricing in Paragraph A.(1)(a) as provided above. Freight charges shall be calculated from Lorain, Ohio.

(b)
Line pipe movements (except size 24 inch OD and larger with walls 3/4 inch and over) less than 30,000 pounds shall be priced at Eastern mill published carload base prices effective as of date of shipment, plus 20 percent, plus transportation costs based on freight rates as set forth under provisions of tubular goods pricing in Para-graph A.(1)(a) as provided above. Freight charges shall be calculated from Lorain, Ohio.

(c)
Line pipe 24 inch OD and over and 3/4 inch wall and larger shall be priced f.o.b. the point of manufacture at current new published prices plus transportation cost to the railway receiving point nearest the Joint Property.

(d)
Line pipe, including fabricated line pipe, drive pipe and conduit not listed on published price lists shall be priced at quoted prices plus freight to the railway receiving point nearest the Joint Property or at prices agreed to by the Parties.

(3)
Other Material shall be priced at the current new price, in effect at date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property.

(4)
Unused new Material, except tubular goods, moved from the Joint Property shall be priced at the current new price, in effect on date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property. Unused new tubulars will be priced as provided above in Paragraph 2 A (1) and (2).

B. Good Used Material (Condition B)

Material in sound and serviceable condition and suitable for reuse without reconditioning:

(1)	Material moved to the Joint Property

At seventy-five percent (75%) of current new price, as determined by Paragraph A.

(2)	Material used on and moved from the Joint Property

(a)	At seventy-five percent (75%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as new Material or

(b)	At sixty-five percent (65%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as used Material.

(3)	Material not used on and moved from the Joint Property

At seventy-five percent (75%) of current new price as determined by Paragraph A.

The cost of reconditioning, if any, shall be absorbed by the transferring property.

C. Other Used Material

(1)	Condition C

Material which is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced at fifty percent (50%) of current new price as determined by Paragraph A. The cost of reconditioning shall be charged to the receiving property, provided Condition C value plus cost of reconditioning does not exceed Condition B value.

(2)	Condition D

Material, excluding junk, no longer suitable for its original purpose, but usable for some other purpose shall be priced on a basis commensurate with its use. Operator may dispose of Condition D Material under procedures normally used by Operator without prior approval of Non-Operators.

(a)
Casing, tubing, or drill pipe used as line pipe shall be priced as Grade A and B seamless line pipe of comparable size and weight. Used casing, tubing or drill pipe utilized as line pipe shall be priced at used line pipe prices.

(b)
Casing, tubing or drill pipe used as higher pressure service lines than standard line pipe, e.g. power oil lines, shall be priced under normal pricing procedures for casing, tubing, or drill pipe. Upset tubular goods shall be priced on a non upset basis.

(3)	Condition E

Junk shall be priced at prevailing prices. Operator may dispose of Condition E Material under procedures normally utilized by Operator without prior approval of Non-Operators.

D.	Obsolete Material

Material which is serviceable and usable for its original function but condition and/or value of such Material is not equivalent to that which would justify a price as provided above may be specially priced as agreed to by the Parties. Such price should result in the Joint Account being charged with the value of the service rendered by such Material.

E.	Pricing Conditions

(1)
Loading or unloading costs may be charged to the Joint Account at the rate of twenty-five cents ($0.25) per hundred weight on all tubular goods movements, in lieu of actual loading or unloading costs sustained at the stocking point. The above rate shall be adjusted as of the first day of April each year following January 1,1985 by the same percentage increase or decrease used to adjust overhead rates in Section III, Paragraph 1.A(3). Each year, the rate calculated shall be rounded to the nearest cent and shall be the rate in effect until the first day of April next year. Such rate shall be published each year by the Council of Petroleum Accountants Societies.

(2)	Material involving erection costs shall be charged at applicable percentage of the current knocked-down price of new Material.

3.	Premium Prices

Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual causes over which the Operator has no control, the Operator may charge the Joint Account for the required Material at the Operator’s actual cost incurred in providing such Material, in making it suitable for use, and in moving it to the Joint Property; provided notice in writing is furnished to Non-Operators of the proposed charge prior to billing Non-Operators for such Material. Each Non-Operator shall have the right, by so electing and notifying Operator within ten days after receiving notice from Operator, to furnish in kind all or part of his share of such Material suitable for use and acceptable to Operator.

4.	Warranty of Material Furnished By Operator

Operator does not warrant the Material furnished. In case of defective Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

V. INVENTORIES

The Operator shall maintain detailed records of Controllable Material.

1.	Periodic Inventories, Notice and Representation

At reasonable intervals, inventories shall be taken by Operator of the Joint Account Controllable Material. Written notice of intention to take inventory shall be given by Operator at least thirty (30) days before any inventory is to begin so that Non-Operators may be represented when any inventory is taken. Failure of Non-Operators to be represented at an inventory shall bind Non-Operators to accept the inventory taken by Operator.

2.	Reconciliation and Adjustment of Inventories

Adjustments to the Joint Account resulting from the reconciliation of a physical inventory shall be made within six months following the taking of the inventory. Inventory adjustments shall be made by Operator to the Joint Account for overages and shortages, but, Operator shall be held accountable only for shortages due to lack of reasonable diligence.

3.	Special Inventories

Special inventories may be taken whenever there is any sale, change of interest, or change of Operator in the Joint Property. It shall be the duty of the party selling to notify all other Parties as quickly as possible after the transfer of interest takes place. In such cases, both the seller and the purchaser shall be governed by such inventory. In cases involving a change of Operator, all Parties shall be governed by such inventory.

4.	Expense of Conducting Inventories

A.	The expense of conducting periodic inventories shall not be charged to the Joint Account unless agreed to by the Parties.

B.	The expense of conducting special inventories shall be charged to the Parties requesting such inventories, except inventories required due to change of Operator shall be charged to the Joint Account.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989 (REVISED)

EXHIBIT “D”

Attached to and made a part of that certain Participation Agreement dated November 1, 2005 by and between Eden Energy Corp. and Merganser Limited

MODEL FORM OPERATING AGREEMENT

OPERATING AGREEMENT

DATED

November 1, 2005

OPERATOR: EDEN ENERGY CORP.

CONTRACT AREA: BIG SAND SPRING VALLEY PROSPECT

COUNTY OF: NYE STATE OF: NEVADA

BIG SAND SPRING VALLEY JOA initial ____

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989 (REVISED)

OPERATING AGREEMENT
THIS AGREEMENT, entered into by and between Eden Energy Corp., hereinafter designated and referred to as “Operator”, and the signatory party or parties other than Operator, sometimes hereinafter referred to individually as “Non-Operator”, and collectively as “Non-Operators”.

WITNESSETH:
WHEREAS, the parties to this agreement are owners of Oil and Gas Leases and/or Oil and Gas Interests in the land identified in Exhibit “A”, and the parties hereto have reached an agreement to explore and develop these Leases and/or Oil and Gas Interests for the production and/or storage of Oil and/or Gas to the extent and as hereinafter provided.
NOW, THEREFORE, it is agreed as follows:

ARTICLE I.
DEFINITIONS
As used in this agreement, the following words and terms shall have the meanings here ascribed to them:
A. The term "AFE" shall mean an Authority for Expenditure prepared by a party to this agreement for the purpose of estimating the costs to be incurred in conducting an operation hereunder.
B. The term "Completion" or "Complete" shall mean a single operation intended to complete a well as a producer of Oil and Gas in one or more Zones, including, but not limited to, the setting of production casing, perforating, well stimulation and production testing conducted in such operation.
C. The term "Contract Area" shall mean all of the lands, Oil and Gas Leases and/or Oil and Gas Interests intended to be developed and operated for Oil and Gas purposes under this agreement. Such lands, Oil and Gas Leases and Oil and Gas Interests are described in Exhibit “A”.
D. The term "Deepen" shall mean a single operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the Deepest Zone proposed in the associated AFE, whichever is the lesser.
E. The terms "Drilling Party" and "Consenting Party" shall mean a party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this agreement.
F. The term "Drilling Unit" shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority. If a Drilling Unit is not fixed by any such rule or order, a Drilling Unit shall be the drilling unit as established by the pattern of drilling in the Contract Area unless fixed by express agreement of the Drilling Parties.
G. The term "Drillsite" shall mean the Oil and Gas Lease or Oil and Gas Interest on which a proposed well is to be located.
H. The term "Initial Well" shall mean the well required to be drilled by the parties hereto as provided in Article VI.A.
I. The term "Non-Consent Well" shall mean a well in which less than all parties have conducted an operation as provided in Article Vl.B.2.
J. The terms "Non-Drilling Party" and "Non-Consenting Party" shall mean a party who elects not to participate in a proposed operation.
K. The term "Oil and Gas" shall mean oil, gas, casinghead gas, gas condensate, and/or all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.
L. The term "Oil and Gas Interests" or "Interests" shall mean unleased fee and mineral interests in Oil and Gas in tracts of land lying within the Contract Area which are owned by parties to this agreement.
M. The terms "Oil and Gas Lease," "Lease" and "Leasehold" shall mean the oil and gas leases or interests therein covering tracts of land lying within the Contract Area which are owned by the parties to this agreement.
N. The term "Plug Back" shall mean a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone.
O. The term "Recompletion" or "Recomplete" shall mean an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore.
P. The term "Rework" shall mean an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore. Such operations include, but are not limited to, well stimulation operations but exclude any routine repair or maintenance work or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well.
Q. The term "Sidetrack" shall mean the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or to drill around junk in the hole to overcome other mechanical difficulties.
R. The term "Zone" shall mean a stratum of earth containing or thought to contain a common accumulation of Oil and Gas separately producible from any other common accumulation of Oil and Gas.
S. The term “Hydrocarbon” shall mean “Oil and/or Gas” as defined in I.K.
T. The term “Producer” shall mean either capable of producing and/or injecting hydrocarbon.
U. The term “Production” shall mean either capable of production and/or injection of hydrocarbon.
Unless the context otherwise clearly indicates, words used in the singular include the plural, the word "person" includes natural and artificial persons, the plural includes the singular, and any gender includes the masculine, feminine, and neuter.

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ARTICLE II.
EXHIBITS
The following exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof: ___X____ A. Exhibit “A” shall include the following information:
(1) Description of lands subject to this agreement,
(2) Restrictions, if any, as to depths, formations, or substances,
~~(3) Parties to agreement with addresses and telephone numbers for notice purposes,~~
(4) Percentages or fractional interests of parties to this agreement,
(5) Oil and Gas Leases and/or Oil and Gas Interests subject to this agreement,
~~(6) Burdens on production.~~
_______ B. Exhibit “B”, Form of Lease.
____X_ C. Exhibit “C”, Accounting Procedure.
__ _X _D. Exhibit “D”, Insurance.
_______E. Exhibit “E”, Gas Balancing Agreement.
_______F. Exhibit “F”, Non-Discrimination and Certification of Non-Segregated Facilities.
_______G. Exhibit “G”, Tax Partnership.
H. Other:

If any provision of any exhibit, except Exhibits “E”, “F”, and “G”, is inconsistent with any provision contained in the body of this agreement, the provisions in the body of this agreement shall prevail.

ARTICLE III.
INTERESTS OF PARTIES
~~A. Oil and Gas Interests:~~
~~If any party owns an Oil and Gas Interest in the Contract Area, that Interest shall be treated for all purposes of this agreement and during the term hereof as if it were covered by the form of Oil and Gas Lease attached hereto as Exhibit “B”, and the owner thereof shall be deemed to own both royalty interest in such lease and the interest of the lessee thereunder.~~
B. Interests of Parties in Costs and Production:
Unless changed by other provisions, all costs and liabilities incurred in operations under this agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests are set forth in Exhibit “A”. In the same manner, the parties shall also own all production of Oil and Gas from the Contract Area subject, however, to the payment of royalties and other burdens on production as described hereafter.
Regardless of which has contributed any Oil and Gas Lease or Oil and Gas Interest on which royalty or other burdens may be payable and except as otherwise expressly provided in this agreement, each shall pay or deliver, or cause to be paid or delivered, all burdens on its share of the production from the Contract Area up to, but not in excess of, seventeen and one half percent (17.5%) and shall indemnify, defend and hold the other parties free from any liability therefor. Except as otherwise expressly provided in this agreement, if any party has contributed hereto any Lease or Interest which is burdened with any royalty, overriding royalty, production payment or other burden on production in excess of the amounts stipulated above, such party so burdened shall assume and alone bear all such excess obligations and shall indemnify, defend and hold the other parties hereto harmless from any and all claims attributable to such excess burden. However, so long as the Drilling Unit for the productive Zone(s) is identical with the Contract Area, each party shall pay or deliver, or cause to be paid or delivered, all burdens on production from the Contract Area due under the terms of the Oil and Gas Lease(s) which such party has contributed to this agreement, and shall indemnify, defend and hold the other parties free from any liability therefor.
No party shall ever be responsible, on a price basis higher than the price received by such party, to any other party's lessor or royalty owner, and if such other party's lessor or royalty owner should demand and receive settlement on a higher price basis, the party contributing the affected Lease shall bear the additional royalty burden attributable to such higher price.
Nothing contained in this Article III.B. shall be deemed an assignment or cross-assignment of interests covered hereby, and in the event two or more parties contribute to this agreement jointly owned Leases, the parties' undivided interests in said Leaseholds shall be deemed separate leasehold interests for the purposes of this agreement.
C. Subsequently Created Interests:
If any party has contributed hereto a Lease or Interest that is burdened with an assignment of production given as security for the payment of money, or if, after the date of this agreement, any party creates an overriding royalty, production payment, net profits interest, assignment of production or other burden payable out of production attributable to its working interest hereunder, such burden shall be deemed a "Subsequently Created Interest." Further, if any party has contributed hereto a Lease or Interest burdened with an overriding royalty, production payment, net profits interest, or other burden payable out of production created prior to the date of this agreement, and such burden is not shown on Exhibit “A”, such burden also shall be deemed a Subsequently Created Interest to the extent such burden causes the burdens on such party's Lease or Interest to exceed the amount stipulated in Article III.B. above.
The party whose interest is burdened with the Subsequently Created Interest (the "Burdened Party") shall assume and alone bear, pay and discharge the Subsequently Created Interest and shall indemnify, defend and hold harmless the other Parties from and against any liability therefor. Further, if the Burdened Party fails to pay, when due, its share of expenses chargeable hereunder, all provisions of Article VII.B. shall be enforceable against the Subsequently Created Interest in the same manner as they are enforceable against the working interest of the Burdened Party. If the Burdened Party is required under this agreement to assign or relinquish to any other party, or parties, all or a portion of its working interest and/or the production attributable thereto, said other party, or parties, shall receive said assignment and/or production free and clear of said Subsequently Created Interest, and the Burdened Party shall indemnify, defend and hold harmless said other party, or parties, from any and all claims and demands for payment asserted by owners of the Subsequently Created Interest.

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ARTICLE IV.
TITLES
A. Title Examination:
Title examination shall be made on the Drillsite of any proposed well prior to commencement of drilling operations and, if a majority in interest of the Drilling Parties so request or Operator so elects, title examination shall be made on the entire Drilling Unit, or maximum anticipated Drilling Unit, of the well. The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable Leases. Each party contributing Leases and/or Oil and Gas Interests to be included in the Drillsite or Drilling Unit, if appropriate, shall furnish to Operator all abstracts (including federal lease status reports), title opinions, title papers and curative material in its possession free of charge. All such information not in the possession of or made available to Operator by the parties, but necessary for the examination of the title, shall be obtained by Operator. Operator shall cause title to be examined by attorneys on its staff or by outside attorneys. Copies of all title opinions shall be furnished to each Drilling Party. Costs incurred by Operator in procuring abstracts, fees paid outside attorneys for title examination (including preliminary, supplemental, shut-in royalty opinions and division order title opinions) and other direct charges as provided in Exhibit “C” shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as such interests appear in Exhibit “A”. Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.
Each party shall be responsible for securing curative matter and pooling amendments or agreements required in connection with Leases or Oil and Gas Interests contributed by such party. Operator shall be responsible for the preparation and recording of pooling designations or declarations and communitization agreements as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders or any other orders necessary or appropriate to the conduct of operations hereunder. This shall not prevent any party from appearing on its own behalf at such hearings. Costs incurred by Operator, including fees paid to outside attorneys, which are associated with hearings before governmental agencies, and which costs are necessary and proper for the activities contemplated under this agreement, shall be direct charges to the joint account and shall nor be covered by the administrative overhead charges as provided in Exhibit "C.”
No well shall be drilled on the Contract Area until after (1) the title to the Drillsite or Drilling Unit, if appropriate, has been examined as above provided, and (2) the title has been approved by the examining attorney or title has been accepted by all of the Drilling Parties in such well.
B. Loss or Failure of Title:
~~1.~~ Failure of Title~~: Should any Oil and Gas Interest or Oil and Gas Lease be lost through failure of title, which results in a reduction of interest from that shown on Exhibit "A," the party credited with contributing the affected Lease or Interest (including, if applicable, a successor in interest to such party) shall have ninety (90) days from final determination of title failure to acquire a new lease or other instrument curing the entirety of the title failure, which acquisition will not be subject to Article VIII.B., and failing to do so, this agreement, nevertheless, shall continue in force as to all remaining Oil and Gas Leases and Interests; and, The party credited with contributing the Oil and Gas Lease or Interest affected by the title failure (including, if applicable, a successor in interest to such party) shall bear alone the entire loss and it shall not be entitled to recover from Operator or the other parties any development or operating costs which it may have previously paid or incurred, but there shall be no additional liability on its part to the other parties hereto by reason of such title failure;~~
~~There shall be no retroactive adjustment of expenses incurred or revenues received from the operation of the Lease or Interest which has failed, but the interests of the parties contained on Exhibit "A" shall be revised on an acreage basis, as of the time it is determined finally that title failure has occurred, so that the interest of the party whose Lease or Interest is affected by the title failure will thereafter be reduced in the Contract Area by the amount of the Lease or Interest failed;~~
~~If the proportionate interest of the other parties hereto in any producing well previously drilled on the Contract Area is increased by reason of the title failure, the party who bore the costs incurred in connection with such well attributable to the Lease or Interest which has failed shall receive the proceeds attributable to the increase in such interest (less costs and burdens attributable thereto) until it has been reimbursed for unrecovered costs paid by it in connection with such well attributable to such failed Lease or Interest;~~
~~Should any person not a party to this agreement, who is determined to be the owner of any Lease or Interest which has failed, pay in any manner any part of the cost of operation, development, or equipment, such amount shall be paid to the party or parties who bore the costs which are so refunded;~~
~~Any liability to account to a person not a party to this agreement for prior production of Oil and Gas which arises by reason of title failure shall be borne severally by each party (including a predecessor to a current party) who received production for which such accounting is required based on the amount of such production received, and each such party shall severally indemnify, defend and hold harmless all other parties hereto for any such liability to account;~~
~~No charge shall be made to the joint account for legal expenses, fees or salaries in connection with the defense of the Lease or Interest claimed to have failed, but if the party contributing such Lease or Interest hereto elects to defend its title it shall bear all expenses in connection therewith; and~~
~~If any party is given credit on Exhibit "A" to a Lease or Interest which is limited solely to ownership of an interest in the wellbore of any well or wells and the production therefrom, such party's absence of interest in the remainder of the Contract Area shall be considered a Failure of Title as to such remaining Contract Area unless that absence of interest is reflected on Exhibit “A”.~~
~~2.~~ Loss by Non-Payment or Erroneous Payment of Amount Due~~: If, through mistake or oversight, any rental, shut-in well payment, minimum royalty or royalty payment, or other payment necessary to maintain all or a portion of an Oil and Gas Lease or Interest is not paid or is erroneously paid, and as a result a Lease or Interest terminates, there shall be no monetary liability against the party who failed to make such payment. Unless the party who failed to make the required payment secures a new Lease or Interest covering the same interest within ninety (90) days from the discovery of the failure to make proper payment, which acquisition will not be subject to Article VIII.B., the interests of the parties reflected on Exhibit "A" shall be revised on an acreage basis, effective as of the date of termination of the Lease or Interest involved, and the party who failed to make proper payment will no longer be credited with an interest in the Contract Area on account of ownership of the Lease or Interest which has terminated. If the party who failed to make the required payment shall not have been fully reimbursed, at the time of the loss, from the proceeds of the sale of Oil and Gas attributable to the lost Lease or Interest, calculated on an acreage basis, for the development and operating costs previously paid on account of such Lease or Interest, it shall be reimbursed for unrecovered actual costs previously paid by it (but not for its share of the cost of any dry hole previously drilled or wells previously abandoned) from so much of the following as is necessary to effect reimbursement:~~

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~~Proceeds of Oil and Gas produced prior to termination of the Lease or Interest, less operating expenses and lease burdens chargeable hereunder to the person who failed to make payment, previously accrued to the credit of the lost Lease or Interest, on an acreage basis, up to the amount of unrecovered costs;~~
~~Proceeds of Oil and Gas, less operating expenses and lease burdens chargeable hereunder to the person who failed to make payment, up to the amount of unrecovered costs attributable to that portion of Oil and Gas thereafter produced and marketed (excluding production from any wells thereafter drilled) which, in the absence of such Lease or Interest termination, would be attributable to the lost Lease or Interest on an acreage basis and which as a result of such Lease or Interest termination is credited to other parties, the proceeds of said portion of the Oil and Gas to be contributed by the other parties in proportion to their respective interests reflected on Exhibit "A"; and,~~
~~Any monies, up to the amount of unrecovered costs, that may be paid by any party who is, or becomes, the owner of the Lease or Interest lost, for the privilege of participating in the Contract Area or becoming a party to this agreement.~~
3. Other Losses: All losses of Leases or Interests committed to this agreement ~~other than those set forth in Articles IV.B.1. and IV.B.2. above~~ shall be joint losses and shall be borne by all parties in proportion to their interests shown on Exhibit “A”. This shall include but not be limited to the loss of any Lease or Interest through failure to develop or because express or implied covenants have not been performed (other than performance which requires only the payment of money), and the loss of any Lease by expiration at the end of its primary term if it is not renewed or extended. There shall be no readjustment of interests in the remaining portion of the Contract Area on account of any joint loss.
~~4.~~ Curing Title~~: In the event of a Failure of Title under Article IV.B1. or a loss of title under Article IV,B.2. above, any Lease or Interest acquired by any party hereto (other than the party whose interest has failed or was lost) during the ninety (90) day period provided by Article IV.B. I. and Article IV.B.2. above covering all or a portion of the interest that has failed or was lost shall be offered at cost to the party whose interest has failed or was lost, and the provisions of Article VIII.B. shall not apply to such acquisition.~~

ARTICLE V.
OPERATOR
A. Designation and Responsibilities of Operator:
EDEN ENERGY CORP.     shall be the Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this agreement. In its performance of services hereunder for the Non-Operators, Operator shall be an independent contractor not subject to the control or direction of the Non-Operators except as to the type of operation to be undertaken in accordance with the election procedures contained in this agreement. Operator shall not be deemed, or hold itself out as, the agent of the Non-Operators with authority to bind them to any obligation or liability assumed or incurred by Operator as to any third party. Operator shall conduct its activities under this agreement as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with applicable law and regulation, but in no event shall it have any liability as Operator to the other parties for losses sustained or liabilities incurred except such as may result from gross negligence or willful misconduct.
B. Resignation or Removal of Operator and Selection of Successor:
1. Resignation or Removal of Operator: Operator may resign at any time by giving written notice thereof to Non-Operators. If Operator terminates its legal existence, ~~no longer owns an interest hereunder in the Contract Area~~, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. Operator may be removed only for good cause by the affirmative vote of Non-Operators owning a majority interest based on ownership as shown on Exhibit "A" remaining after excluding the voting interest of Operator; such vote shall not be deemed effective until a written notice has been delivered to the Operator by a Non-Operator detailing the alleged default and Operator has failed to cure the default within thirty (30) days from its receipt of the notice or, if the default concerns an operation then being conducted, within forty-eight (48) hours of its receipt of the notice. For purposes hereof, "good cause" shall mean not only gross negligence or willful misconduct but also the material breach of or inability to meet the standards of operation contained in Article V.A. or material failure or inability to perform its obligations under this agreement.       Sixty (60)
Subject to Article VII.D.l., such resignation or removal shall not become effective until 7:00 o'clock A.M. on the first day of the calendar month following the expiration of ~~ninety (90)~~ days after the giving of notice of resignation by Operator or action by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date. Operator, after effective date of resignation or removal, shall be bound by the terms hereof as a Non-Operator. A change of a corporate name or structure of Operator or transfer of Operator's interest to any single subsidiary, parent or successor corporation shall not be the basis for removal of Operator.
2. Selection of Successor Operator: Upon the resignation or removal of Operator under any provision of this agreement, a successor Operator shall be selected by the parties. The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time such successor Operator is selected. The successor Operator shall be selected by the affirmative vote of ~~two (2) or more~~ parties owning a majority interest based on ownership as shown on Exhibit "A" provided, however, if an Operator which has been removed or is deemed to have resigned fails to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative vote of the party or parties owning a majority interest based on ownership as shown on Exhibit "A" remaining after excluding the voting interest of the Operator that was removed or resigned. The former Operator shall promptly deliver to the successor Operator all records and data relating to the operations conducted by the former Operator to the extent such records and data are not already in the possession of the successor operator. Any cost of obtaining or copying the former Operator's records and data shall be charged to the joint account.

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3. Effect of Bankruptcy: If Operator becomes insolvent, bankrupt or is placed in receivership, it shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. If a petition for relief under the federal bankruptcy laws is filed by or against Operator, and the removal of Operator is prevented by the federal bankruptcy court, all Non-Operators and Operator shall comprise an interim operating committee to serve until Operator has elected to reject or assume this agreement pursuant to the Bankruptcy Code, and an election to reject this agreement by Operator as a debtor in possession, or by a trustee in bankruptcy, shall be deemed a resignation as Operator without any action by Non-Operators, except the selection of a successor. During the period of time the operating committee controls operations, all actions shall require the approval of ~~two (2) or more~~ parties owning a majority interest based on ownership as shown on Exhibit “A”. In the event there are only two (2) parties to this agreement, during the period of time the operating committee controls operations, a third party acceptable to Operator, Non-Operator and the federal bankruptcy court shall be selected as a member of the operating committee, and all actions shall require the approval of two (2) members of the operating committee without regard for their interest in the Contract Area based on Exhibit “A”.
C. Employees and Contractors:
The number of employees or contractors used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all such employees or contractors shall be the employees or contractors of Operator.
D. Rights and Duties of Operator:
1. Competitive Rates and Use of Affiliates: All wells drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area. If it so desires, Operator may employ its own tools and equipment in the drilling of wells, but its charges therefor shall not exceed the prevailing rates in the area and the rate of such charges shall be agreed upon by the parties in writing before drilling operations are commenced, and such work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature. All work performed or materials supplied by affiliates or related parties of Operator shall be performed or supplied at competitive rates, pursuant to written agreement, and in accordance with customs and standards prevailing in the industry.
2. Discharge of Joint Account Obligations: Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this agreement and shall charge each of the parties hereto with their respective proportionate shares upon the expense basis provided in Exhibit “C”. Operator shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and received.
3. Protection from Liens: Operator shall pay, or cause to be paid, as and when they become due and payable, all accounts of contractors and suppliers and wages and salaries for services rendered or performed, and for materials supplied on, to or in respect of the Contract Area or any operations for the joint account thereof, and shall keep the Contract Area free from liens and encumbrances resulting therefrom except for those resulting from a bona fide dispute as to services rendered or materials supplied.
4. Custody of Funds: Operator shall hold for the account of the Non-Operators any funds of the Non-Operators advanced or paid to the Operator, either for the conduct of operations hereunder or as a result of the sale of production from the Contract Area, and such funds shall remain the funds of the Non-Operators on whose account they are advanced or paid until used for their intended purpose or otherwise delivered to the Non-Operators or applied toward the payment of debts as provided in Article VII.B. Nothing in this paragraph shall be construed to establish a fiduciary relationship between Operator and Non-Operators for any purpose other than to account for Non-Operator funds as herein specifically provided. Nothing in this paragraph shall require the maintenance by Operator of separate accounts for the funds of Non-Operators unless the parties otherwise specifically agree.
5. Access to Contract Area and Records: Operator shall, except as otherwise provided herein, permit each Non-Operator or its duly authorized representative, at the Non-Operator's sole risk and cost, full and free access at all reasonable times to all operations of every kind and character being conducted for the joint account on the Contract Area and to the records of operations conducted thereon or production therefrom, including Operator's books and records relating thereto. Such access rights shall not be exercised in a manner interfering with Operator's conduct of an operation hereunder and shall not obligate Operator to furnish any geologic or geophysical data of an interpretive nature unless the cost of preparation of such interpretive data was charged to the joint account. Operator will furnish to each Non-Operator upon request copies of any and all reports and information obtained by Operator in connection with production and related items, including, without limitation, meter and chart reports, production purchaser statements, run tickets and monthly gauge reports, but excluding purchase contracts and pricing information to the extent not applicable to the production of the Non-Operator seeking the information. Any audit of Operator's records relating to amounts expended and the appropriateness of such expenditures shall be conducted in accordance with the audit protocol specified in Exhibit “C”.
6. Filing and Furnishing Governmental Reports: Operator will file, and upon written request promptly furnish copies to each requesting Non-Operator not in default of its payment obligations, all operational notices, reports or applications required to be filed by local, State, Federal or Indian agencies or authorities having jurisdiction over operations hereunder. Each Non-Operator shall provide to Operator on a timely basis all information necessary to Operator to make such filings.
7. Drilling and Testing Operations: The following provisions shall apply to each well drilled hereunder, including but not limited to the Initial Well:
(a) Operator will promptly advise Non-Operators of the date on which the well is spudded, or the date on which drilling operations are commenced.
(b) Operator will send to Non-Operators such reports, test results and notices regarding the progress of operations on the well as the Non-Operators shall reasonably request, including, but not limited to, daily drilling reports, completion reports, and well logs.
(c) Operator shall adequately test all Zones encountered which may reasonably be expected to be capable of producing Oil and Gas in paying quantities as a result of examination of the electric log or any other logs or cores or tests conducted hereunder.
8. Cost Estimates. Upon request of any Consenting Party, Operator shall furnish estimates of current and cumulative costs incurred for the joint account at reasonable intervals during the conduct of any operation pursuant to this agreement. Operator shall not be held liable for errors in such estimates so long as the estimates are made in good faith.

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9. Insurance: At all times while operations are conducted hereunder, Operator shall comply with the workers compensation law of the state where the operations are being conducted; provided, however, that Operator may be a self-insurer for liability under said compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit “C”. Operator shall also carry or provide insurance for the benefit of the joint account of the parties as outlined in Exhibit “D” attached hereto and made a part hereof. Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workers compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require.
In the event automobile liability insurance is specified in said Exhibit “D”, or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for such insurance for Operator's automotive equipment.

ARTICLE VI.
DRILLING AND DEVELOPMENT
~~A. Initial Well:~~
~~On or before the  day of   , 20 , Operator shall commence the drilling of the Initial Well at the following location:~~

See Participation Agreement dated November 1, 2005 by and between Eden Energy Corp. and Merganser Limited

~~and shall thereafter continue the drilling of the well with due diligence to~~

~~The drilling of the Initial Well and the participation therein by all Parties is obligatory, subject to Article VI.C.1. as to participation in Completion operations and Article VI.F. as to termination of operations and Article XI as to occurrence of force majeure.~~
B. Subsequent Operations:
1. Proposed Operations: If any party hereto should desire to drill any well on the Contract Area other than the Initial Well, or if any party should desire to Rework, Sidetrack, Deepen, Recomplete or Plug Back a dry hole or a well no longer capable of producing in paying quantities in which such party has not otherwise relinquished its interest in the proposed objective zone under this agreement, the party desiring to drill, Rework, Sidetrack, Deepen, Recomplete or Plug Back such a well shall give written notice of the proposed operation to the parties who have not otherwise relinquished their interest in such objective zone under this agreement and to all other parties in the case of a proposal for Sidetracking or Deepening, specifying the work to be performed, the location, proposed depth, objective zone and the estimated cost of the operation. The parties to whom such a notice is delivered shall have thirty (30) days after receipt of the notice within which to notify the party proposing to do the work whether they elect to participate in the cost of the proposed operation. If a drilling rig is on location, notice of a proposal to Rework, Sidetrack, Recomplete, Plug Back or Deepen may be given by telephone and the response period shall be limited to forty-eight (48) hours, exclusive of Saturday, Sunday and legal holidays. Failure of a party to whom such notice is delivered to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the proposed operation. Any proposal by a party to conduct an operation conflicting with the operation initially proposed shall be delivered to all parties within the time and in the manner provided in Article VI.B.6.
If all parties to whom such notice is delivered elect to participate in such a proposed operation, the parties shall be contractually committed to participate therein provided such operations are commenced within the time period hereafter set forth, and Operator shall, no later than ninety (90) days after expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and thereafter complete it with due diligence at the risk and expense of the parties participating therein; provided, however, said commencement date may be extended upon written notice of same by Operator to the other parties, for a period of up to thirty (30) additional days if, in the sole opinion of Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way) or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or acceptance. If the actual operation has not been commenced within the time provided (including any extension thereof as specifically permitted herein or in the force majeure provisions of Article XI) and if any party hereto still desires to conduct said operation, written notice proposing same must be resubmitted to the other parties in accordance herewith as if no prior proposal had been made. Those parties that did not participate in the drilling of a well for which a proposal to Deepen or Sidetrack is made hereunder shall, if such parties desire to participate in the proposed Deepening or Sidetracking operation, reimburse the Drilling Parties in accordance with Article VI.B.4. in the event of a Deepening operation and in accordance with Article VI.B.5. in the event of a Sidetracking operation.
2. Operations by Less Than All Parties:
(a) Determination of Participation. If any party to whom such notice is delivered as provided in Article VI.B. 1. or VI.C.l. (Option No. 2) elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, the party or parties giving the notice and such other parties as shall elect to participate in the operation shall, no later than ninety (90) days after the expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation and complete it with due diligence. Operator shall perform all work for the account of the Consenting Parties; provided, however, if no drilling rig or other equipment is on location, and if Operator is a Non-Consenting Party, the Consenting Parties shall either: (i) request Operator to perform the work required by such proposed operation for the account of the Consenting Parties, or (ii) designate one of the Consenting Parties as Operator to perform such work. The rights and duties granted to and imposed upon the Operator under this agreement are granted to and imposed upon the party designated as Operator for an operation in which the original Operator is a Non-Consenting Party. Consenting Parties, when conducting operations on the Contract Area pursuant to this Article VI.B.2., shall comply with all terms and conditions of this agreement.

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If less than all parties approve any proposed operation, the proposing party, immediately after the expiration of the applicable notice period, shall advise all Parties of the total interest of the parties approving such operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed. Each Consenting Party, within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of such notice, shall advise the proposing party of its desire to (i) limit participation to such party's interest as shown on Exhibit “A” or (ii) carry only its proportionate part (determined by dividing such party's interest in the Contract Area by the interests of all Consenting Parties in the Contract Area) of Non-Consenting Parties' interests, or (iii) carry its proportionate part (determined as provided in (ii)) of Non-Consenting Parties' interests together with all or a portion of its proportionate part of any Non-Consenting Parties' interests that any Consenting Party did not elect to take. Any interest of Non-Consenting Parties that is not carried by a Consenting Party shall be deemed to be carried by the party proposing the operation if such party does not withdraw its proposal. Failure to advise the proposing party within the time required shall be deemed an election under (i). In the event a drilling rig is on location, notice may be given by telephone, and the time permitted for such a response shall not exceed a total of forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays). The proposing party, at its election, may withdraw such proposal if there is less than 100% participation and shall notify all parties of such decision within ten (10) days, or within twenty-four (24) hours if a drilling rig is on location, following expiration of the applicable response period. If 100% subscription to the proposed operation is obtained, the proposing party shall promptly notify the Consenting Parties of their proportionate interests in the operation and the party serving as Operator shall commence such operation within the period provided in Article VI.B.1., subject to the same extension right as provided therein.
(b) Relinquishment of Interest for Non-Participation. The entire cost and risk of conducting such operations shall be borne by the Consenting Parties in the proportions they have elected to bear same under the terms of the preceding paragraph. Consenting Parties shall keep the leasehold estates involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties. If such an operation results in a dry hole, then subject to Articles VI.B.6. and VI.E.3., the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense; provided, however, that those Non-Consenting Parties that participated in the drilling, Deepening or Sidetracking of the well shall remain liable for, and shall pay, their proportionate shares of the cost of plugging and abandoning the well and restoring the surface location insofar only as those costs were not increased by the subsequent operations of the Consenting Parties. If any well drilled, Reworked, Sidetracked, Deepened, Recompleted or Plugged Back under the provisions of this Article results in a well capable of producing Oil and/or Gas in paying quantities, the Consenting Parties shall Complete and equip the well to produce at their sole cost and risk, and the well shall then be turned over to Operator (if the Operator did not conduct the operation) and shall be operated by it at the expense and for the account of the Consenting Parties. Upon commencement of operations for the drilling, Reworking, Sidetracking, Recompleting, Deepening or Plugging Back of any such well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of such Non-Consenting Party's interest in the well and share of production therefrom or, in the case of a Reworking, Sidetracking, Deepening, Recompleting or Plugging Back, or a Completion pursuant to Article VI.C.1. Option No. 2, all of such Non-Consenting Party's interest in the production obtained from the operation in which the Non-Consenting Party did not elect to participate. Such relinquishment shall be effective until the proceeds of the sale of such share, calculated at the well, or market value thereof if such share is not sold (after deducting applicable ad valorem, production, severance, and excise taxes, royalty, overriding royalty and other interests not excepted by Article III.C. payable out of or measured by the production from such well accruing with respect to such interest until it reverts), shall equal the total of the following:
500% of each such Non-Consenting Party's share of the cost of any newly acquired surface equipment beyond the wellhead connections (including but not limited to stock tanks, separators, treaters, pumping equipment and piping), plus 100% of each such Non-Consenting Party's share of the cost of operation of the well commencing with first production and continuing until each such Non-Consenting Party's relinquished interest shall revert to it under other provisions of this Article, it being agreed that each Non-Consenting Party's share of such costs and equipment will be that interest which would have been chargeable to such Non-Consenting Party had it participated in the well from the beginning of the operations; and
500% of (a) that portion of the costs and expenses of drilling, Reworking, Sidetracking, Deepening, Plugging Back, testing, Completing, and Recompleting, after deducting any cash contributions received under Article VIlI.C., and of (b) that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), which would have been chargeable to such Non-Consenting Party if it had participated therein.
Notwithstanding anything to the contrary in this Article VI.B., if the well does not reach the deepest objective Zone described in the notice proposing the well for reasons other than the encountering of granite or practically impenetrable substance or other condition in the hole rendering further operations impracticable, Operator shall give notice thereof to each Non-Consenting Party who submitted or voted for an alternative proposal under Article VI.B.6. to drill the well to a shallower Zone than the deepest objective Zone proposed in the notice under which the well was drilled, and each such Non-Consenting Party shall have the option to participate in the initial proposed Completion of the well by paying its share of the cost of drilling the well to its actual depth, calculated in the manner provided in Article VI.B.4. (a). If any such Non-Consenting Party does not elect to participate in the first Completion proposed for such well, the relinquishment provisions of this Article VI.B.2. (b) shall apply to such party's interest.

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(c ) Reworking, Recompletion or Plugging Back. An election not to participate in the drilling, Sidetracking or Deepening of a well shall be deemed an election not to participate in any Reworking or Plugging Back operation proposed in such a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party's recoupment amount. Similarly, an election not to participate in the Completing or Recompleting of a well shall be deemed an election not to participate in any Reworking operation proposed in such a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party's recoupment amount. Any such Reworking, Recompleting or Plugging Back operation conducted during the recoupment period shall be deemed part of the cost of operation of said well and there shall be added to the sums to be recouped by the Consenting Parties 500% of that portion of the costs of the Reworking, Recompleting or Plugging Back operation which would have been chargeable to such Non-Consenting Party had it participated therein. If such a Reworking, Recompleting or Plugging Back operation is proposed during such recoupment period, the provisions of this Article VI.B. shall be applicable as between said Consenting Parties in said well.
(d) Recoupment Matters. During the period of time Consenting Parties are entitled to receive Non-Consenting Party's share of production, or the proceeds therefrom, Consenting Parties shall be responsible for the payment of all ad valorem, production, severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to Non-Consenting Party's share of production not excepted by Article III.C.
In the case of any Reworking, Sidetracking, Plugging Back, Recompleting or Deepening operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such Reworking, Sidetracking, Plugging Back, Recompleting or Deepening, the Consenting Parties shall account for all such equipment to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.
Within ninety (90) days after the completion of any operation under this Article, the party conducting the operations for the Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, Sidetracking, Deepening, Plugging Back, testing, Completing, Recompleting, and equipping the well for production; or, at its option, the operating party, in lieu of an itemized statement of such costs of operation, may submit a detailed statement of monthly billings. Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, the party conducting the operations for the Consenting Parties shall furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of Oil and Gas produced from it and the amount of proceeds realized from the sale of the well's working interest production during the preceding month. In determining the quantity of Oil and Gas produced during any month, Consenting Parties shall use industry accepted methods such as but not limited to metering or periodic well tests. Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation which would have been owned by a Non-Consenting Party had it participated therein shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of such Non-Consenting Party shall revert to it as above provided; and if there is a credit balance, it shall be paid to such Non-Consenting Party.
If and when the Consenting Parties recover from a Non-Consenting Party's relinquished interest the amounts provided for above, the relinquished interests of such Non-Consenting Party shall automatically revert to it as of 7:00 a.m. on the day following the day on which such recoupment occurs, and, from and after such reversion, such Non-Consenting Party shall own the same interest in such well, the material and equipment in or pertaining thereto, and the production therefrom as such Non-Consenting Party would have been entitled to had it participated in the drilling, Sidetracking, Reworking, Deepening, Recompleting or Plugging Back of said well. Thereafter, such Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of the operation of said well in accordance with the terms of this agreement and Exhibit “C” attached hereto.
3. Stand-By Costs: When a well which has been drilled or Deepened has reached its authorized depth and all tests have been completed and the results thereof furnished to the parties, or when operations on the well have been otherwise terminated pursuant to Article VI.F., stand-by costs incurred pending response to a party's notice proposing a Reworking, Sidetracking, Deepening, Recompleting, Plugging Back or Completing operation in such a well (including the period required under Article VI.B.6. to resolve competing proposals) shall be charged and borne as part of the drilling or Deepening operation just completed. Stand-by costs subsequent to all parties responding, or expiration of the response time permitted, whichever first occurs, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second grammatical paragraph of Article VI.B.2. (a), shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, such stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party's interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all Consenting Parties.
In the event that notice for a Sidetracking operation is given while the drilling rig to be utilized is on location, any party may request and receive up to five (5) additional days after expiration of the forty-eight hour response period specified in Article Vl.B.1. within which to respond by paying for all stand-by costs and other costs incurred during such extended response period; Operator may require such party to pay the estimated stand-by time in advance as a condition to extending the response period. If more than one party elects to take such additional time to respond to the notice, standby costs shall be allocated between the parties taking additional time to respond on a day-to-day basis in the proportion each electing party's interest as shown on Exhibit "A" bears to the total interest as shown on Exhibit “A” of all the electing parties.
4. Deepening: If less than all the parties elect to participate in a drilling, Sidetracking, or Deepening operation proposed pursuant to Article VI.B.1., the interest relinquished by the Non-Consenting Parties to the Consenting Parties under Article VI.B.2. shall relate only and be limited to the lesser of (i) the total depth actually drilled or (ii) the objective depth or Zone of which the parties were given notice under Article VI.B. 1. ("Initial Objective"). Such well shall not be Deepened beyond the Initial Objective without first complying with this Article to afford the Non-Consenting Parties the opportunity to participate in the Deepening operation.
In the event any Consenting Party desires to drill or Deepen a Non-Consent Well to a depth below the Initial Objective, such party shall give notice thereof, complying with the requirements of Article VI.B. 1., to all parties (including Non-Consenting Parties). Thereupon, Articles VI.B.1. and 2. shall apply and all parties receiving such notice shall have the tight to participate or not participate in the Deepening of such well pursuant to said Articles VI.B.1. and 2. If a Deepening operation is approved pursuant to such provisions, and if any Non-Consenting Party elects to participate in the Deepening operation, such Non-Consenting party shall pay or make reimbursement (as the case may be) of the following costs and expenses:

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If the proposal to Deepen is made prior to the Completion of such well as a well capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) that share of costs and expenses incurred in connection with the drilling of said well from the surface to the Initial Objective which Non-Consenting Party would have paid had such Non-Consenting Party agreed to participate therein, plus the Non-Consenting Party's share of the cost of Deepening and of participating in any further operations on the well in accordance with the other provisions of this Agreement; provided, however, all costs for testing and Completion or attempted Completion of the well incurred by Consenting Parties prior to the point of actual operations to Deepen beyond the Initial Objective shall be for the sole account of Consenting Parties.
If the proposal is made for a Non-Consent Well that has been previously Completed as a well capable of producing in paying quantities, but is no longer capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) its proportionate share of all costs of drilling, Completing, and equipping said well from the surface to the Initial Objective, calculated in the manner provided in paragraph (a) above, less those costs recouped by the Consenting Parties from the sale of production from the well. The Non-Consenting Party shall also pay its proportionate share of all costs of re-entering said well. The Non-Consenting Parties' proportionate part (based on the percentage of such well Non-Consenting Party would have owned had it previously participated in such Non-Consent Well) of the costs of salvable materials and equipment remaining in the hole and salvable surface equipment used in connection with such well shall be determined in accordance with Exhibit "C." If the Consenting Parties have recouped the cost of drilling, Completing, and equipping the well at the time such Deepening operation is conducted, then a Non-Consenting Party may participate in the Deepening of the well with no payment for costs incurred prior to re-entering the well for Deepening.
The foregoing shall not imply a right of any Consenting Party to propose any Deepening for a Non-Consent Well prior to the drilling of such well to its Initial Objective without the consent of the other Consenting Parties as provided in Article Vl.F.
5. Sidetracking: Any party having the right to participate in a proposed Sidetracking operation that does not own an interest in the affected wellbore at the time of the notice shall, upon electing to participate, tender to the wellbore owners its proportionate share (equal to its interest in the Sidetracking operation) of the value of that portion of the existing wellbore to be utilized as follows:
If the proposal is for Sidetracking an existing dry hole, reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is initiated.
If the proposal is for Sidetracking a well which has previously produced, reimbursement shall be on the basis of such party's proportionate share of drilling and equipping costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is conducted, calculated in the manner described in Article VI.B.4(b) above. Such party's proportionate share of the cost of the well's salvable materials and equipment down to the depth at which the Sidetracking operation is initiated shall be determined in accordance with the provisions of Exhibit "C."
6. Order of Preference of Operations. Except as otherwise specifically provided in this agreement, if any party desires to propose the conduct of an operation that conflicts with a proposal that has been made by a party under this Article VI, such party shall have fifteen (15) days from delivery of the initial proposal, in the case of a proposal to drill a well or to perform an operation on a well where no drilling rig is on location, or twenty-four (24) hours, exclusive of Saturday, Sunday and legal holidays, from delivery of the initial proposal, if a drilling rig is on location for the well on which such operation is to be conducted, to deliver to all parties entitled to participate in the proposed operation such party's alternative proposal, such alternate proposal to contain the same information required to be included in the initial proposal. Each party receiving such proposals shall elect by delivery of notice to Operator within five (5) days after expiration of the proposal period, or within twenty-four (24) hours (exclusive of Saturday, Sunday and legal holidays) if a drilling rig is on location for the well that is the subject of the proposals, to participate in one of the competing proposals. Any Party not electing within the time required shall be deemed not to have voted. The proposal receiving the vote of parties owning the largest aggregate percentage interest of the parties voting shall have priority over all other competing proposals; in the case of a tie vote, the initial proposal shall prevail. Operator shall deliver notice of such result to all parties entitled to participate in the operation within five (5) days after expiration of the election period (or within twenty-four (24) hours, exclusive of Saturday, Sunday and legal holidays, if a drilling rig is on location). Each party shall then have two (2) days (or twenty-four (24) hours if a rig is on location) from receipt of such notice to elect by delivery of notice to Operator to participate in such operation or to relinquish interest in the affected well pursuant to the provisions of Article Vl.B.2.; failure by a party to deliver notice within such period shall be deemed an election not to participate in the prevailing proposal.
7. Conformity to Spacing Pattern. Notwithstanding the provisions of this Article VI.B.2., it is agreed that no wells shall be proposed to be drilled to or Completed in or produced from a Zone from which a well located elsewhere on the Contract Area is producing, unless such well conforms to the then-existing well spacing pattern for such Zone.
8. Paying Wells. No party shall conduct any Reworking, Deepening, Plugging Back, Completion, Recompletion, or Sidetracking operation under this agreement with respect to any well then capable of producing in paying quantities except with the consent of all parties that have not relinquished interests in the well at the time of such operation.
C. Completion of Wells; Reworking and Plugging Back:
1. Completion: Without the consent of all parties, no well shall be drilled, Deepened or Sidetracked, except any well drilled, Deepened or Sidetracked pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the drilling, Deepening or Sidetracking shall include:
[ ]	Option No. 1: All necessary expenditures for the drilling, Deepening or Sidetracking, testing, Completing and equipping of the well, including necessary tankage and/or surface facilities.

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[X]
Option No. 2: All necessary expenditures for the drilling, Deepening or Sidetracking and testing of the well. When such well has reached its authorized depth, and all logs, cores and other tests have been completed, and the results thereof furnished to the parties, Operator shall give immediate notice to the Non-Operators having the right to participate in a Completion attempt whether or not Operator recommends attempting to Complete the well, together with Operator's AFE for Completion costs if not previously provided. The parties receiving such notice shall have forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) in which to elect by delivery of notice to Operator to participate in a recommended Completion attempt or to make a Completion proposal with an accompanying AFE. Operator shall deliver any such Completion proposal, or any Completion proposal conflicting with Operator's proposal, to the other parties entitled to participate in such Completion in accordance with the procedures specified in Article VI.B.6. Election to participate in a Completion attempt shall include consent to all necessary expenditures for the Completing and equipping of such well, including necessary tankage and/or surface facilities but excluding any stimulation operation not contained on the Completion AFE. Failure of any party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the Completion attempt; provided, that Article VI.B.6. shall control in the case of conflicting Completion proposals. If one or more, but less than all of the parties, elect to attempt a Completion, the provisions of Article VI.B.2. hereof (the phrase "Reworking, Sidetracking, Deepening, Recompleting or Plugging Back" as contained in Article VI.B.2. shall be deemed to include "Completing") shall apply to the operations thereafter conducted by less than all parties; provided, however, that Article VI.B.2 shall apply separately to each separate Completion or Recompletion attempt undertaken hereunder, and an election to become a Non-Consenting Party as to one Completion or Recompletion attempt shall not prevent a party from becoming a Consenting Party in subsequent Completion or Recompletion attempts regardless whether the Consenting Parties as to earlier Completions or Recompletions have recouped their costs pursuant to Article VI.B.2.; provided further, that any recoupment of costs by a Consenting Party shall be made solely from the production attributable to the Zone in which the Completion attempt is made. Election by a previous Non-Consenting Party to participate in a subsequent Completion or Recompletion attempt shall require such party to pay its proportionate share of the cost of salvable materials and equipment installed in the well pursuant to the previous Completion or Recompletion attempt, insofar and only insofar as such materials and equipment benefit the Zone in which such party participates in a Completion attempt.

2. Rework, Recomplete or Plug Back: No well shall be Reworked, Recompleted or Plugged Back except a well Reworked, Recompleted, or Plugged Back pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the Reworking, Recompleting or Plugging Back of a well shall include all necessary expenditures in conducting such operations and Completing and equipping of said well, including necessary tankage and/or surface facilities.
D. Other Operations:
Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of
Twenty-five thousand Dollars ($ 25,000.00) except in connection with the drilling, Sidetracking, Reworking, Deepening, Completing, Recompleting or Plugging Back of a well that has been previously authorized by or pursuant to this agreement; provided, however, that, in case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur such expenses as in its opinion are required to deal with the emergency to safeguard life and property but Operator, as promptly as possible, shall report the emergency to the other parties. If Operator prepares an AFE for its own use, Operator shall furnish any Non-Operator so requesting an information copy thereof for any single project costing in excess of _ Twenty-five thousand Dollars ($ 25,000.00) . Any party who has not relinquished its interest in a well shall have the right to propose that Operator perform repair work or undertake the installation of artificial lift equipment or ancillary production facilities such as salt water disposal wells or to conduct additional work with respect to a well drilled hereunder or other similar project (but not including the installation of gathering lines or other transportation or marketing facilities, the installation of which shall be governed by separate agreement between the Parties) reasonably estimated to require an expenditure in excess of the amount first set forth above in this Article VI.D. (except in connection with an operation required to be proposed under Articles VI.B.1. or VI.C.1. Option No. 2, which shall be governed exclusively by those Articles). Operator shall deliver such proposal to all parties entitled to participate therein. If within thirty (30) days thereof Operator secures the written consent of any party or parties owning at least 51% of the interests of the parties entitled to participate in such operation, each party having the right to participate in such project shall be bound by the terms of such proposal and shall be obligated to pay its proportionate share of the costs of the proposed project as if it had consented to such project pursuant to the terms of the proposal.
E. Abandonment of Wells:
1. Abandonment of Dry Holes: Except for any well drilled or Deepened pursuant to Article VI.B.2., any well which has been drilled or Deepened under the terms of this agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the consent of all parties. Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed abandonment. All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling or Deepening such well. Any Party who objects to plugging and abandoning such well by notice delivered to Operator within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of notice of the proposed plugging shall take over the well as of the end of such forty-eight (48) hour notice period and conduct further operations in search of Oil and/or Gas subject to the provisions of Article Vl.B.; failure of such party to provide proof reasonably satisfactory to Operator of its financial capability to conduct such operations or to take over the well within such period or thereafter to conduct operations on such well or plug and abandon such well shall entitle Operator to retain or take possession of the well and plug and abandon the well. The party taking over the well shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations conducted on such well except for the costs of plugging and abandoning the well and restoring the surface, for which the abandoning parties shall remain proportionately liable.

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2. Abandonment of Wells That Have Produced: Except for any well in which a Non-Consent operation has been conducted hereunder for which the Consenting Parties have not been fully reimbursed as herein provided, any well which has been completed as a producer shall not be plugged and abandoned without the consent of all parties. If all parties consent to such abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of all the parties hereto. Failure of a party to reply within sixty (60) days of delivery of notice of proposed abandonment shall be deemed an election to consent to the proposal. If, within sixty (60) days after delivery of notice of the proposed abandonment of any well, all parties do not agree to the abandonment of such well, those wishing to continue its operation from the Zone then open to production shall be obligated to take over the well as of the expiration of the applicable notice period and shall indemnify Operator (if Operator is an abandoning Party) and the other abandoning parties against liability for any further operations on the well conducted by such parties. Failure of such party or parties to provide proof reasonably satisfactory to Operator of their financial capability to conduct such operations or to take over the well within the required period or thereafter to conduct operations on such well shall entitle Operator to retain or take possession of such well and plug and abandon the well.
Parties taking over a well as provided herein shall tender to each of the other parties its proportionate share of the value of the well's salvable material and equipment, determined in accordance with the provisions of Exhibit “C”, less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface; provided, however, that in the event the estimated plugging and abandoning and surface restoration costs and the estimated cost of salvaging are higher than the value of the well's salvable material and equipment, each of the abandoning parties shall tender to the parties continuing operations their proportionate shares of the estimated excess cost. Each abandoning party shall assign to the non-abandoning Parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the wellbore of the well and related equipment, together with its interest in the Leasehold insofar and only insofar as such Leasehold covers the tight to obtain production from that wellbore in the Zone then open to production. If the interest of the abandoning party is or includes an Oil and Gas Interest, such party shall execute and deliver to the non-abandoning party or parties an oil and gas lease, limited to the wellbore and the Zone then open to production, for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the Zone covered thereby, such lease to be on the form attached as Exhibit “B”. The assignments or leases so limited shall encompass the Drilling Unit upon which the well is located. The payments by, and the assignments or leases to, the assignees shall be in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees. There shall be no readjustment of interests in the remaining portions of the Contract Area.
Thereafter, abandoning parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the Zone then open other than the royalties retained in any lease made under the terms of this Article. Upon request, Operator shall continue to operate the assigned well for the account of the non-abandoning parties at the rates and charges contemplated by this agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well. Upon proposed abandonment of the producing Zone assigned or leased, the assignor or lessor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations therein subject to the provisions hereof.
3. Abandonment of Non-Consent Operations: The provisions of Article VI.E.1. or VI.E.2. above shall be applicable as between Consenting Parties in the event of the proposed abandonment of any well excepted from said Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all parties having the right to conduct further operations therein have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article VI.E.; and provided further, that Non-Consenting Parties who own an interest in a portion of the well shall pay their proportionate shares of abandonment and surface restoration costs for such well as provided in Article VI.B.2.(b).

F. Termination of Operations:
Upon the commencement of an operation for the drilling, Reworking, Sidetracking, Plugging Back, Deepening, testing, Completion or plugging of a well, including but not limited to the Initial Well, such operation shall not be terminated without consent of parties bearing  51 % of the costs of such operation; provided, however, that in the event granite or other practically impenetrable substance or condition in the hole is encountered which tenders further operations impractical, Operator may discontinue operations and give notice of such condition in the manner provided in Article Vl.B. 1, and the provisions of Article VI.B. or VI.E. shall thereafter apply to such operation, as appropriate.
G. Taking Production in Kind:
[ ] Option No. 1: Gas Balancing Agreement Attached
Each party shall take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which, may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator's surface facilities, which it uses.
Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VIl.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.
If any party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such Oil or sell it to others at any time and from time to time, to the account of the non-taking party. Any such purchase or sale by Operator may be terminated by Operator upon at least ten (10) days written notice to the owner of said production and shall be subject always to the right of the owner of the production upon at least ten (10) days written notice to Operator to exercise at any time its right to take in kind, or separately dispose of, its share of all Oil not previously delivered to a purchaser. Any purchase or sale by Operator of any other party's share of Oil shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

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Any such sale by Operator shall be in a manner commercially reasonable under the circumstances but Operator shall have no duty to share any existing market or to obtain a price equal to that received under any existing market. The sale or delivery by Operator of a non-taking party's share of Oil under the terms of any existing contract of Operator shall not give the non-taking party any interest in or make the non-taking party a party to said contract. No purchase shall be made by Operator without first giving the non-taking party at least ten (10) days written notice of such intended purchase and the price to be paid or the pricing basis to be used.
All parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in such arrangements. Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators upon reasonable request.
In the event one or more parties' separate disposition of its share of the Gas causes split-stream deliveries to separate pipelines and/or deliveries which on a day-to-day basis for any reason are not exactly equal to a party's respective proportion-ate share of total Gas sales to be allocated to it, the balancing or accounting between the parties shall be in accordance with any Gas balancing agreement between the parties hereto, whether such an agreement is attached as Exhibit "E" or is a separate agreement. Operator shall give notice to all parties of the first sales of Gas from any well under this agreement.
[X] Option No. 2: No Gas Balancing Agreement:
Each party shall take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production, which may be used in development and producing operations and in preparing and treating Oil, and Gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator's surface facilities, which it uses.
Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.
If any party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil and/or Gas produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such Oil and/or Gas or sell it to others at any time and from time to time, for the account of the non-taking party. Any such purchase or sale by Operator may be terminated by Operator upon at least ten (10) days written notice to the owner of said production and shall be subject always to the right of the owner of the production upon at least ten (10) days written notice to Operator to exercise its right to take in kind, or separately dispose of, its share of all Oil and/or Gas not previously delivered to a purchaser; provided, however, that the effective date of any such revocation may be deferred at Operator's election for a period not to exceed ninety (90) days if Operator has committed such production to a purchase contract having a term extending beyond such ten (10) -day period. Any purchase or sale by Operator of any other party's share of Oil and/or Gas shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.
Any such sale by Operator shall be in a manner commercially reasonable under the circumstances, but Operator shall have no duty to share any existing market or transportation arrangement or to obtain a price or transportation fee equal to that received under any existing market or transportation arrangement. The sale or delivery by Operator of a non-taking party's share of production under the terms of any existing contract of Operator shall not give the non-taking party any interest in or make the non-taking party a party to said contract. No purchase of Oil and Gas and no sale of Gas shall be made by Operator without first giving the non-taking party ten days written notice of such intended purchase or sale and the price to be paid or the pricing basis to be used. Operator shall give notice to all parties of the first sale of Gas from any well under this Agreement.
All parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in such arrangements. Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators upon reasonable request.

ARTICLE VII.
EXPENDITURES AND LIABILITY OF PARTIES
A. Liability of Parties:
The liability of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area Accordingly, the liens granted among the parties in Article VII.B. are given to secure only the debts of each severally, and no party shall have any liability to third parties hereunder to satisfy the default of any other party in the payment of any expense or obligation hereunder. It is not the intention of the parties to create, nor shall this agreement be construed as creating, a mining or other partnership, joint venture, agency relationship or association, or to render the parties liable as partners, co-venturers, or principals. In their relations with each other under this agreement, the parties shall not be considered fiduciaries or to have established a confidential relationship but rather shall be free to act on an arm's-length basis in accordance with their own respective self-interest, subject, however, to the obligation of the parties to act in good faith in their dealings with each other with respect to activities hereunder.

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B. Liens and Security Interests:
Each party grants to the other parties hereto a lien upon any interest it now owns or hereafter acquires in Oil and Gas Leases and Oil and Gas Interests in the Contract Area, and a security interest and/or purchase money security interest in any interest it now owns or hereafter acquires in the personal property and fixtures on or used or obtained for use in connection therewith, to secure performance of all of its obligations under this agreement including but not limited to payment of expense, interest and fees, the proper disbursement of all monies paid hereunder, the assignment or relinquishment of interest in Oil and Gas Leases as required hereunder, and the proper performance of operations hereunder. Such lien and security interest granted by each party hereto shall include such party's leasehold interests, working interests, operating rights, and royalty and overriding royalty interests in the Contract Area now owned or hereafter acquired and in lands pooled or unitized therewith or otherwise becoming subject to this agreement, the Oil and Gas when extracted therefrom and equipment situated thereon or used or obtained for use in connection therewith (including, without limitation, all wells, tools, and tubular goods), and accounts (including, without limitation, accounts arising from gas imbalances or from the sale of Oil and/or Gas at the wellhead), contract rights, inventory and general intangibles relating thereto or arising therefrom, and all proceeds and products of the foregoing.
To perfect the lien and security agreement provided herein, each party hereto shall execute and acknowledge the recording supplement and/or any financing statement prepared and submitted by any party hereto in conjunction herewith or at any time following execution hereof, and Operator is authorized to file this agreement or the recording supplement executed herewith as a lien or mortgage in the applicable real estate records and as a financing statement with the proper officer under the Uniform Commercial Code in the state in which the Contract Area is situated and such other states as Operator shall deem appropriate to perfect the security interest granted hereunder. Any party may file this agreement, the recording supplement executed herewith, or such other documents as it deems necessary as a lien or mortgage in the applicable real estate records and/or a financing statement with the proper officer under the Uniform Commercial Code.
Each party represents and warrants to the other parties hereto that the lien and security interest granted by such party to the other parties shall be a first and prior lien, and each party hereby agrees to maintain the priority of said lien and security interest against all persons acquiring an interest in Oil and Gas Leases and Interests covered by this agreement by, through or under such party. All parties acquiring an interest in Oil and Gas Leases and Oil and Gas Interests covered by this agreement, whether by assignment, merger, mortgage, operation of law, or otherwise, shall be deemed to have taken subject to the lien and security interest granted by this Article VII.B. as to all obligations attributable to such interest hereunder whether or not such obligations arise before or after such interest is acquired.
To the extent that parties have a security interest under the Uniform Commercial Code of the state in which the Contract Area is situated, they shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of judgment by a party for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof. In addition, upon default by any party in the payment of its share of expenses, interests or fees, or upon the improper use of funds by the Operator, the other parties shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such defaulting party's share of Oil and Gas until the amount owed by such party, plus interest as provided in Exhibit “C”, has been received, and shall have the right to offset the amount owed against the proceeds from the sale of such defaulting party's share of Oil and Gas. All purchasers of production may rely on a notification of default from the non-defaulting party or parties stating the amount due as a result of the default, and all parties waive any recourse available against purchasers for releasing production proceeds as provided in this paragraph.
If any party fails to pay its share of cost within one hundred twenty (120) days after rendition of a statement therefor by Operator, the non-defaulting parties, including Operator, shall, upon request by Operator, pay the unpaid amount in the proportion that the interest of each such party bears to the interest of all such parties. The amount paid by each party so paying its share of the unpaid amount shall be secured by the liens and security rights described in Article VII.B., and each paying party may independently pursue any remedy available hereunder or otherwise.
If any party does not perform all of its obligations hereunder, and the failure to perform subjects such party to foreclosure or execution proceedings pursuant to the provisions of this agreement, to the extent allowed by governing law, the defaulting party waives any available right of redemption from and after the date of judgment, any required valuation or appraisement of the mortgaged or secured property prior to sale, any available right to stay execution or to require a marshalling of assets and any required bond in the event a receiver is appointed. In addition, to the extent permitted by applicable law, each party hereby grants to the other parties a power of sale as to any property that is subject to the lien and security rights granted hereunder, such power to be exercised in the manner provided by applicable law or otherwise in a commercially reasonable manner and upon reasonable notice.
Each party agrees that the other parties shall be entitled to utilize the provisions of Oil and Gas lien law or other lien law of any state in which the Contract Area is situated to enforce the obligations of each party hereunder. Without limiting the generality of the foregoing, to the extent permitted by applicable law, Non-Operators agree that Operator may invoke or utilize the mechanics' or materialmen's lien law of the state in which the Contract Area is situated in order to secure the payment to Operator of any sum due hereunder for services performed or materials supplied by Operator.
C. Advances:
Operator, at its election, shall have the right from time to time to demand and receive from one or more of the other parties payment in advance of their respective shares of the estimated amount of the expense to be incurred in operations hereunder during the next succeeding month, which right may be exercised only by submission to each such party of an itemized statement of such estimated expense, together with an invoice for its share thereof. Each such statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding month. Each party shall pay to Operator its proportionate share of such estimate within fifteen (15) days after such estimate and invoice is received. If any party fails to pay its share of said estimate within said time, the amount due shall bear interest as provided in Exhibit “C” until paid. Proper adjustment shall be made monthly between advances and actual expense to the end that each party shall bear and pay its proportionate share of actual expenses incurred, and no more.

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D. Defaults and Remedies:
If any party fails to discharge any financial obligation under this agreement, including without limitation the failure to make any advance under the preceding Article VII.C. or any other provision of this agreement, within the period required for such payment hereunder, then in addition to the remedies provided in Article VII.B. or elsewhere in this agreement, the remedies specified below shall he applicable. For purposes of this Article VII.D., all notices and elections shall be delivered only by Operator, except that Operator shall deliver any such notice and election requested by a non-defaulting Non-Operator, and when Operator is the party in default, the applicable notices and elections can be delivered by any Non-Operator. Election of any one or more of the following remedies shall not preclude the subsequent use of any other remedy specified below or otherwise available to a non-defaulting party.
1. Suspension of Rights: Any party may deliver to the party in default a Notice of Default, which shall specify the default, specify the action to be taken to cure the default, and specify that failure to take such action will result in the exercise of one or more of the remedies provided in this Article. If the default is not cured within thirty (30) days of the delivery of such Notice of Default, all of the rights of the defaulting party granted by this agreement may upon notice be suspended until the default is cured, without prejudice to the right of the non-defaulting party or parties to continue to enforce the obligations of the defaulting party previously accrued or thereafter accruing under this agreement. If Operator is the party in default, the Non-Operators shall have in addition the right, by vote of Non-Operators owning a majority in interest in the Contract Area after excluding the voting interest of Operator, to appoint a new Operator effective immediately. The rights of a defaulting party that may be suspended hereunder at the election of the non-defaulting parties shall include, without limitation, the right to receive information as to any operation conducted hereunder during the period of such default, the right to elect to participate in an operation proposed under Article VI.B. of this agreement, the right to participate in an operation being conducted under this agreement even if the party has previously elected to participate in such operation, and the right to receive proceeds of production from any well subject to this agreement.
2. Suit for Damages: Non-defaulting parties or Operator for the benefit of non-defaulting parties may sue (at joint account expense) to collect the amounts in default, plus interest accruing on the amounts recovered from the date of default until the date of collection at the rate specified in Exhibit "C" attached hereto. Nothing herein shall prevent any party from suing any defaulting party to collect consequential damages accruing to such party as a result of the default.
3. Deemed Non-Consent: The non-defaulting party may deliver a written Notice of Non-Consent Election to the defaulting party at any time after the expiration of the thirty-day cure period following delivery of the Notice of Default, in which event if the billing is for the drilling of a new well or the Plugging Back, Sidetracking, Reworking or Deepening of a well which is to be or has been plugged as a dry hole, or for the Completion or Recompletion of any well, the defaulting party will be conclusively deemed to have elected not to participate in the operation and to be a Non-Consenting Party with respect thereto under Article VI.B or VI.C., as the case may be, to the extent of the costs unpaid by such party, notwithstanding any election to participate theretofore made. If election is made to proceed under this provision, then the non-defaulting parties may not elect to sue for the unpaid amount pursuant to Article VII.D.2.
Until the delivery of such Notice of Non-Consent Election to the defaulting party, such party shall have the right to cure its default by paying its unpaid share of costs plus interest at the rate set forth in Exhibit "C," provided, however, such payment shall not prejudice the rights of the non-defaulting parties to pursue remedies for damages incurred by the non-defaulting parties as a result of the default. Any interest relinquished pursuant to this Article VII.D.3. shall be offered to the non-defaulting parties in proportion to their interests, and the non-defaulting parties electing to participate in the ownership of such interest shall be required to contribute their shares of the defaulted amount upon their election to participate therein.
4. Advance Payment: If a default is not cured within thirty (30) days of the delivery of a Notice of Default, Operator, or Non-Operators if Operator is the defaulting party, may thereafter require advance payment from the defaulting party of such defaulting party's anticipated share of any item of expense for which Operator, or Non-Operators, as the case may be, would be entitled to reimbursement under any provision of this agreement, whether or not such expense was the subject of the previous default. Such right includes, but is not limited to, the right to require advance payment for the estimated costs of drilling a well or Completion of a well as to which an election to participate in drilling or Completion has been made. If the defaulting party fails to pay the required advance payment, the non-defaulting parties may pursue any of the remedies provided in this Article VILD. or any other default remedy provided elsewhere in this agreement. Any excess of funds advanced remaining when the operation is completed and all costs have been paid shall be promptly returned to the advancing party.
5. Costs and Attorneys' Fees. In the event any party is required to bring legal proceedings to enforce any financial obligation of a party hereunder, the prevailing party in such action shall be entitled to recover all court costs, costs of collection, and a reasonable attorney's fee, which the lien provided for herein shall also secure.
E. Rentals, Shut-in Well Payments and Minimum Royalties:
Rentals, shut-in well payments and minimum royalties which may be required under the terms of any lease shall be paid by the party or parties who subjected such lease to this agreement at its or their expense. In the event two or more parties own and have contributed interests in the same lease to this agreement, such parties may designate one of such parties to make said payments for and on behalf of all such parties. Any party may request, and shall be entitled to receive, proper evidence of all such payments. In the event of failure to make proper payment of any rental, shut-in well payment or minimum royalty through mistake or oversight where such payment is required to continue the lease in force, any loss which results from such non-payment shall be borne in accordance with the provisions of Article IV.B.2.
Operator shall notify Non-Operators of the anticipated completion of a shut-in well, or the shutting in or return to production of a producing well, at least five (5) days (excluding Saturday, Sunday and legal holidays) prior to taking such action, or at the earliest opportunity permitted by circumstances, but assumes no liability for failure to do so. In the event of failure by Operator to so notify Non-Operators, the loss of any lease contributed hereto by Non-Operators for failure to make timely payments of any shut-in well payment shall be borne jointly by the parties hereto under the provisions of Article lV.B.3.
F. Taxes:
Beginning with the first calendar year after the effective date hereof, Operator shall render for ad valorem taxation all property subject to this agreement which by law should be rendered for such taxes, and it shall pay all such taxes assessed thereon before they become delinquent. Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties and production payments) on Leases and Oil and Gas Interests contributed by such Non-Operator. If the assessed valuation of any Lease is reduced by reason of its being subject to outstanding excess royalties, overriding royalties or production payments, the reduction in ad valorem taxes resulting therefrom shall inure to the benefit of the owner or owners of such Lease, and Operator shall adjust the charge to such owner or owners so as to reflect the benefit of such reduction. If the ad valorem taxes are based in whole or in part upon separate valuations of each party's working interest, then notwithstanding anything to the contrary herein, charges to the joint account shall be made and paid by the parties hereto in accordance with the tax value generated by each party's working interest. Operator shall bill the other parties for their proportionate shares of all tax payments in the manner provided in Exhibit “C”.

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If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination. During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all such taxes and any interest and penalty. When any such protested assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, as provided in Exhibit "C."
Each party shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed upon or with respect to the production or handling of such party’s share of Oil and Gas produced under the terms of this agreement.
ARTICLE VIII.
ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST
A. Surrender of Leases:
The Leases covered by this agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all parties consent thereto. However, should any party desire to surrender its interest in any Lease or in any portion thereof, such party shall give written notice of the proposed surrender to all parties, and the parties to whom such notice is delivered shall have thirty (30) days after delivery of the notice within which to notify the party proposing the surrender whether they elect to consent thereto. Failure of a party to whom such notice is delivered to reply within said 30 day period shall constitute a consent to the surrender of the Leases described in the notice. If all parties do not agree or consent thereto, the party desiring to surrender shall assign, without express or implied warranty of title, all of its interest in such Lease, or portion thereof, and any well, material and equipment which may be located thereon and any rights in production thereafter secured, to the parties not consenting to such surrender. If the interest of the assigning party is or includes an Oil and Gas Interest, the assigning party shall execute and deliver to the party or parties not consenting to such surrender an oil and gas lease covering such Oil and Gas Interest for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the land covered thereby, such lease to be on the form attached hereto as Exhibit “B”. Upon such assignment or lease, the assigning party shall be relieved from all obligations thereafter accruing, but not theretofore accrued, with respect to the interest assigned or leased and the operation of any well attributable thereto, and the assigning party shall have no further interest in the assigned or leased premises and its equipment and production other than the royalties retained in any lease made under the terms of this Article. The party assignee or lessee shall pay to the party assignor or lessor the reasonable salvage value of the latter's interest in any well's salvable materials and equipment attributable to the assigned or leased acreage. The value of all salvable materials and equipment shall be determined in accordance with the provisions of Exhibit “C”, less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface. If such value is less than such costs, then the party assignor or lessor shall pay to the party assignee or lessee the amount of such deficit. If the assignment or lease is in favor of more than one party, the interest shall be shared by such parties in the proportions that the interest of each bears to the total interest of all such parties. If the interest of the parties to whom the assignment is to be made varies according to depth, then the interest assigned shall similarly reflect such variances.
Any assignment, lease or surrender made under this provision shall not reduce or change the assignor's, lessor's or surrendering party’s interest as it was immediately before the assignment, lease or surrender in the balance of the Contract Area; and the acreage assigned, leased or surrendered, and subsequent operations thereon, shall not thereafter be subject to the terms and provisions of this agreement but shall be deemed subject to an Operating Agreement in the form of this agreement.
B. Renewal or Extension of Leases:
If any party secures a renewal or replacement of an Oil and Gas Lease or Interest subject to this agreement, then all other parties shall be notified promptly upon such acquisition or, in the case of a replacement Lease taken before expiration of an existing Lease, promptly upon expiration of the existing Lease. The parties notified shall have the right for a period of thirty (30) days following delivery of such notice in which to elect to participate in the ownership of the renewal or replacement lease, insofar as such lease affects lands within the Contract Area, by paying to the party who acquired it their proportionate shares of the acquisition cost allocated to that part of such Lease within the Contract Area, which shall be in proportion to the interests held at that time by the parties in the Contract Area. Each party who participates in the purchase of a renewal or replacement Lease shall be given an assignment of its proportionate interest therein by the acquiring party.
If some, but less than all, of the parties elect to participate in the purchase of a renewal or replacement Lease, it shall be owned by the parties who elect to participate therein, in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all parties participating in the purchase of such renewal or replacement lease. The acquisition of a renewal or replacement lease by any or all of the parties hereto shall not cause a readjustment of the interests of the parties stated in Exhibit “A”, but any renewal or replacement Lease in which less than all parties elect to participate shall not be subject to this agreement but shall be deemed subject to a separate Operating Agreement in the form of this agreement.
If the interests of the parties in the Contract Area vary according to depth, then their right to participate proportionately in renewal or replacement leases and their right to receive an assignment of interest shall also reflect such depth variances.
The provisions of this Article shall apply to renewal or replacement leases whether they are for the entire interest covered by the expiring lease or cover only a portion of its area or an interest therein. Any renewal or replacement Lease taken before the expiration of its predecessor Lease, or taken or contracted for or becoming effective within six (6) months after the expiration of the existing Lease, shall be subject to this provision so long as this agreement is in effect at the time of such acquisition or at the time the renewal or replacement lease becomes effective; but any lease taken or contracted for more than six (6) months after the expiration of an existing lease shall not be deemed a renewal or replacement lease and shall not be subject to the provisions of this agreement. The provisions in this Article shall also be applicable to extensions of Oil and Gas leases.

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C. Acreage or Cash Contributions:
While this agreement is in force, if any party contracts for a contribution of cash towards the drilling of a well or any other operation on the Contract Area, such contribution shall be paid to the party who conducted the drilling or other operation and shall be applied by it against the cost of such drilling or other operation. If the contribution be in the form of acreage, the party to whom the contribution is made shall promptly tender an assignment of the acreage, without warranty of title, to the Drilling Parties in the proportions said Drilling Parties shared the cost of drilling the well. Such acreage shall become a separate Contract Area and, to the extent possible, be governed by provisions identical to this agreement. Each party shall promptly notify all other parties of any acreage or cash contributions it may obtain in support of any well or any other operation on the Contract Area The above provisions shall also be applicable to optional rights to earn acreage outside the Contract Area which are in support of well drilled inside the Contract Area.
If any party contracts for any consideration relating to disposition of such party's share of substances produced hereunder, such consideration shall not be deemed a contribution as contemplated in this Article VIlI.C.
D. Assignment; Maintenance of Uniform Interest:
~~For the purpose of maintaining uniformity of ownership in the Contract Area in the Oil and Gas leases, Oil and Gas Interests, wells, equipment and production covered by this agreement no party shall sell, encumber, transfer or make other disposition of its interest in the Oil and Gas leases and Oil and Gas Interests embraced within the Contract Area or in wells, equipment and production unless such disposition covers either:~~
~~1. the entire interest of the party in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production; or~~
~~2. an equal undivided percent of the party's present interest in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production in the Contract Area.~~
Every sale, encumbrance, transfer or other disposition made by any party shall be made expressly subject to this agreement and shall be made without prejudice to the right of the other parties, and any transferee of an ownership interest in any Oil and Gas Lease or Interest shall be deemed a party to this agreement as to the interest conveyed from and after the effective date of the transfer of ownership; provided, however, that the other parties shall not be required to recognize any such sale, encumbrance, transfer or other disposition for any purpose hereunder until thirty (30) days after they have received a copy of the instrument of transfer or other satisfactory evidence thereof in writing from the transferor or transferee. No assignment or other disposition of interest by a party shall relieve such party of obligations previously incurred by such party hereunder with respect to the interest transferred, including without limitation the obligation of a party to pay all costs attributable to an operation conducted hereunder in which such party has agreed to participate prior to making such assignment, and the lien and security interest granted by Article VII.B. shall continue to burden the interest transferred to secure payment of any such obligations.
If, at any time the interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such party's share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of such party's interest within the scope of the operations embraced in this agreement; however, all such co-owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the Oil and Gas produced from the Contract Area and they shall have the right to receive, separately, payment of the sale proceeds thereof.
E. Waiver of Rights to Partition:
If permitted by the laws of the state or states in which the property covered hereby is located, each party hereto owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest therein.
F. Preferential Right to Purchase:
[ ] (Optional; Check if applicable.)
Should any party desire to sell all or any part of its interests under this agreement, or its rights and interests in the Contract Area, it shall promptly give written notice to the other parties, with full information concerning its proposed disposition, which shall include the name and address of the prospective transferee (who must be ready, willing and able to purchase), the purchase price, a legal description sufficient to identify the property, and all other terms of the offer. The other parties shall then have an optional prior right, for a period of ten (10) days after the notice is delivered, to purchase for the stated consideration on the same terms and conditions the interest which the other party proposes to sell; and, if this optional right is exercised, the purchasing parties shall share the purchased interest in the proportions that the interest of each bears to the total interest of all purchasing parties. However, there shall be no preferential right to purchase in those cases where any party wishes to mortgage its interests, or to transfer title to its interests to its mortgagee in lieu of or pursuant to foreclosure of a mortgage of its interests, or to dispose of its interests by merger, reorganization, consolidation, or by sale of all or substantially all of its Oil and Gas assets to any party, or by transfer of its interests to a subsidiary or parent company or to a subsidiary of a parent company, or to any company in which such party owns a majority of the stock.

ARTICLE IX.
INTERNAL REVENUE CODE ELECTION
If, for federal income tax purposes, this agreement and the operations hereunder are regarded as a partnership, and if the parties have not otherwise agreed to form a tax partnership pursuant to Exhibit “G” or other agreement between them, each party thereby affected elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A” of the Internal Revenue Code of 1986, as amended ("Code"), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Operator is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulations §1.761. Should there be any requirement that each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter “K”, Chapter 1, Subtitle “A”, of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such party stares that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

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ARTICLE X.
CLAIMS AND LAWSUITS
Operator may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not exceed __ten thousand_ Dollars ($10,000.00) and if the payment is in complete settlement of such claim or suit. If the amount required for settlement exceeds the above amount, the parties hereto shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Operator. All costs and expenses of handling, settling, or otherwise discharging such claim or suit shall be at the joint expense of the parties participating in the operation from which the claim or suit arises. If a claim is made against any party or if any party is sued on account of any matter arising from operations hereunder over which such individual has no control because of the rights given Operator by this agreement, such party shall immediately notify all other parties, and the claim or suite shall be treated as any other claim or suit involving operations hereunder.

ARTICLE XI.
FORCE MAJEURE
If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to indemnify or make money payments or furnish security, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The term "force majeure," as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood or other act of nature, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.
The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the party concerned.

ARTICLE XII.
NOTICES
All notices authorized or required between the parties by any of the provisions of this agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, courier service, telegram, telex, telecopier or any other form of facsimile, postage or charges prepaid, and addressed to such parties at the addresses listed on Exhibit "A." All telephone or oral notices permitted by this agreement shall be confirmed immediately thereafter by written notice. The originating notice given under any provision hereof shall be deemed delivered only when received by the party to whom such notice is directed, and the time for such party to deliver any notice in response thereto shall run from the date the originating notice is received. "Receipt" for purposes of this agreement with respect to written notice delivered hereunder shall be actual delivery of the notice to the address of the party to be notified specified in accordance with this agreement, or to the telecopy, facsimile or telex machine of such party. The second or any responsive notice shall be deemed delivered when deposited in the United States mail or at the office of the courier or telegraph service, or upon transmittal by telex, telecopy or facsimile, or when personally delivered to the party to be notified, provided, that when response is required within 24 or 48 hours, such response shall be given orally or by telephone, telex, telecopy or other facsimile within such period. Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other parties. If a party is not available to receive notice orally or by telephone when a party attempts to deliver a notice required to be delivered within 24 or 48 hours, the notice may be delivered in writing by any other method specified herein and shall be deemed delivered in the same manner provided above for any responsive notice.

ARTICLE XIII,
TERM OF AGREEMENT
This agreement shall remain in full force and effect as to the Oil and Gas Leases and/or Oil and Gas Interests subject hereto for the period of time selected below; provided, however, no party hereto shall ever be construed as having any right, title or interest in or to any Lease or Oil and Gas Interest contributed by any other party beyond the term of this agreement.
[ X ] Option No. 1: So long as any of the Oil and Gas Leases subject to this agreement remain or are continued in force as to any part of the Contract Area, whether by production, extension, renewal or otherwise.
[ ] Option No. 2: In the event the well described in Article VI.A., or any subsequent well drilled under any provision of this agreement, results in the Completion of a well as a well capable of production of Oil and/or Gas in paying quantities, this agreement shall continue in force so long as any such well is capable of production, and for an additional period of  days thereafter; provided, however, if, prior to the expiration of such additional period, one or more of the parties hereto are engaged in drilling, Reworking, Deepening, Sidetracking, Plugging Back, testing or attempting to Complete or Re-complete a well or wells hereunder, this agreement shall continue in force until such operations have been completed and if production results therefrom, this agreement shall continue in force as provided herein. In the event the well described in Article VI.A., or any subsequent well drilled hereunder, results in a dry hole, and no other well is capable of producing Oil and/or Gas from the Contract Area, this agreement shall terminate unless drilling, Deepening, Sidetracking, Completing, Re-completing, Plugging Back or Reworking operations are commenced within    days from the date of abandonment of said well. "Abandonment" for such purposes shall mean either (i) a decision by all parties not to conduct any further operations on the well or (ii) the elapse of 180 days from the conduct of any operations on the well, whichever first occurs.

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The termination of this agreement shall not relieve any party hereto from any expense, liability or other obligation or any remedy therefor which has accrued or attached prior to the date of such termination.
Upon termination of this agreement and the satisfaction of all obligations hereunder, in the event a memorandum of this Operating Agreement has been filed of record, Operator is authorized to file of record in all necessary recording offices a notice of termination, and each party hereto agrees to execute such a notice of termination as to Operator's interest, upon request of Operator, if Operator has satisfied all its financial obligations.

ARTICLE XIV.
COMPLIANCE WITH LAWS AND REGULATIONS

A. Laws, Regulations and Orders:
This agreement shall be subject to the applicable laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations and orders.
B. Governing Law:
This agreement and all matters pertaining hereto, including but not limited to matters of performance, non-performance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the state in which the Contract Area is located. If the Contract Area is in two or more states, the law of the state of Nevada shall govern.
C. Regulatory Agencies:
Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations or orders promulgated under such laws in reference to oil, gas and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.
With respect to the operations hereunder, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operator's interpretation or application of rules, rulings, regulations or orders of the Department of Energy or Federal Energy Regulatory Commission or predecessor or successor agencies to the extent such interpretation or application was made in good faith and does not constitute gross negligence. Each Non-Operator further agrees to reimburse Operator for such Non-Operator's share of production or any refund, fine, levy or other governmental sanction that Operator may be required to pay as a result of such an incorrect interpretation or application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application.

ARTICLE XV.
MISCELLANEOUS
A. Execution:
This agreement shall be binding upon each Non-Operator when this agreement or a counterpart thereof has been executed by such Non-Operator and Operator notwithstanding that this agreement is not then or thereafter executed by all of the parties to which it is tendered or which are listed on Exhibit “A” as owning an interest in the Contract Area or which own, in fact, an interest in the Contract Area. Operator may, however, by written notice to all Non-Operators who have become bound by this agreement as aforesaid, given at any time prior to the actual spud date of the Initial Well but in no event later than five days prior to the date specified in Article VI.A. for commencement of the Initial Well, terminate this agreement if Operator in its sole discretion determines that there is insufficient participation to justify commencement of drilling operations. In the event of such a termination by Operator, all further obligations of the parties hereunder shall cease as of such termination. In the event any Non-Operator has advanced or prepaid any share of drilling or other costs hereunder, all sums so advanced shall be returned to such Non-Operator without interest. In the event Operator proceeds with drilling operations for the Initial Well without the execution hereof by all persons listed on Exhibit "A" as having a current working interest in such well, Operator shall indemnify Non-Operators with respect to all costs incurred for the Initial Well which would have been charged to such person under this agreement if such person had executed the same and Operator shall receive all revenues which would have been received by such person under this agreement if such person had executed the same.
B. Successors and Assigns:
This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, legal representatives, successors and assigns, and the terms hereof shall be deemed to run with the Leases or Interests included within the Contract Area.
C. Counterparts:
This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.
D. Severability:
For the purposes of assuming or rejecting this agreement as an executory contract pursuant to federal bankruptcy laws, this agreement shall not be severable, but rather must be assumed or rejected in its entirety, and the failure of any party to this agreement to comply with all of its financial obligations provided herein shall be a material default.

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ARTICLE XVI.
OTHER PROVISIONS

Article XVI.
Other Provisions

1. AFE Overruns: Notwithstanding anything hereinabove to the contrary, in the event it appears that the actual costs and expenses to be incurred in a proposed operation as defined hereinabove by Article VI., will exceed one hundred twenty-five percent (125%) of the estimated costs and expenses therefore as set forth in the most recent Authorization for Expenditure (AFE) mutually agreed upon by the Consenting Parties, then any of such Consenting Parties shall have the right (subject to the obligation to pay their pro rata share of the one hundred twenty-five percent (125%) of the costs set forth in the last mutually agreed upon AFE) to elect to become a Non-Consenting Party and be governed by Article VI.B.2. hereof. The additional costs and expenses incurred in the proposed operation by any of the other Consenting Parties and the penalties provided for in Article VI.B.2. (b) hereof, as modified below, shall be based upon only those costs and expenses exceeding one hundred twenty-five percent (125%) of the last mutually agreed upon AFE which would have been chargeable to the Non-Consenting Party if it had continued to participate in the operations being conducted. The election provided above must be sent in writing by the Party making such election to each of the Consenting Parties within five (5) days after: (1) Such Party sending the notice has actually paid one hundred twenty-five percent (125%) of the costs and expenses set forth on the last mutually approved AFE, (2) Such Party has received from the Operator a proposed, revised AFE setting forth costs and expenses totaling more than one hundred twenty-five percent (125%) of the last mutually approved AFE, whichever shall first occur. The Operator shall furnish all Consenting Parties with daily drilling reports, which shall show the cumulative costs, and expenses, which have been incurred in the proposed operation. In addition, a proposed revised AFE shall be prepared by the Operator and furnished to all Consenting Parties immediately after that point in time when the Operator estimates that costs and expenses have been incurred which total more than one-hundred twenty-five percent (125%) of the last mutually approved AFE.

In the event a Party elects to be a Non-Consenting Party under the provisions of this Article, the penalties shall be the same as those provided for in Article VI.B.2 (a) and (b).

These provisions shall never be applicable to emergency situations such as blowouts and other catastrophes and all Consenting Parties shall continue to be liable for their proportionate share of all costs until such emergency situation has been resolved and all costs associated therewith, including the cost of any damages which may have been incurred, have been paid, unless the emergency develops after a Party elects to go non-consent pursuant to this provision.

2.  Priority of Operations. If at any time there is more than one operation proposed in connection with any well subject to this agreement, then unless all Consenting Parties agree on the sequence of such operations, such proposals shall be considered and disposed of in the following order of priority:

(a). Proposals to do additional testing, coring or logging.

(b). Proposals to attempt a completion in the objective zone.

(c). Proposals to plug back and attempt completions in shallower zones, in ascending order.

(d). Proposals to deepen the well, in descending order.

(e). Proposals to sidetrack the well.

With respect to any single well, no Party may propose conducting any new operation on such well (i) while there is pending a prior proposal for any operation respecting such well until that proposal is withdrawn or until the operation contemplated thereby has been completed, or (ii) while there is in progress any operation on such well until such operation has been completed.

3. Accounting Procedures. Notwithstanding anything to the contrary in the COPAS, attached as Exhibit C to the JOA, Non-Operator has the right to request and receive from the Operator any third party backup invoices for any itemized statement furnished to the Non-Operator by the Operator and the Operator agrees to furnish such backup as requested by the Non-Operator within thirty (30) days of such request, at no expense to the non-operator.

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4. Discounts, Credits and Tubulars. The following, notwithstanding anything herein to the contrary, shall be made a part of and included in the Accounting Procedure attached hereto as Exhibit "C":

a.
In the event any Non-Operator is required under any applicable provisions of the Operating Agreement or under Article I (3) of the Accounting Procedure attached hereto as Exhibit "C" to advance or prepay funds for any operation to which it has consented, any discounts offered by vendors selling to the Joint Account during the applicable provision of such prepay situation shall be credited pro rata by Operator to such Non-Operator.

b.	Any volume discounts or special rebates, which are credited to the Operator by vendors selling to the Joint Account, shall be credited to the Joint Account when received by Operator.

c.
In the event Operator plans to use its own equipment for any operations hereunder, or the equipment of any subsidiary, parent company or sister company, Operator agrees that the charge to the Joint Account for the use of such equipment shall be lower than or equal to the competitive market price for the use of similar equipment.

d.
In the event Operator plans to purchase goods and/or services for the Joint Account from its own subsidiaries, parent company or sister companies, such goods and services shall be competitively priced.

e.
After close of operations on any well drilled hereunder, any unused or salvaged tubulars shall be credited to the Joint Account, offered proportionately to the Non-Operators "in kind" or sold to a third party with a credit being reflected to the Joint Account.

f.
Operator agrees to acquire any tubular goods obtained for the Joint Account at competitive market price. If Operator wishes to use tubular goods from its own inventory, or the inventory of any subsidiary, parent company or sister company, such tubulars shall be charged to the Joint Account at prices, which are equal to or lower than competitive market price. In no event shall Operator charge the Joint Account for material transfers from its own inventory at mill price when mill price is in excess of competitive market price

5. Option to Act as Operator. Notwithstanding anything herein contained to the contrary, in the event that Operator is a Non-Consenting Party for any particular operation, then a Non-Operator may conduct such operation upon approval of a majority of the Consenting Parties. Such Non-Operator will operate the well through the Non-Consent period and handle. the accounting and distribution of funds.

6. Participation in Required Wells:

a. The parties understand and agree that the non-consent provisions of Article VI.B.2. of this Agreement shall be applicable only to any well that is not (i) an earning well that will earn an additional lease or leases or interest therein pursuant to any farmout or other agreement or (ii) a well that will prevent the expiration of a lease that is within six (6) months of expiration. Any such well that is an earning well or a lease perpetuation well shall be deemed to be a "Required Well."

b. As to any Required Well proposed by any party that is an earning well under a farm-in or other agreement in which any other party elects not to participate, if the well is drilled within the time and to the depth stated in the notice of such well, the Non-Consenting Party shall release and relinquish forever to the Consenting Parties, in proportion to their interests, all of its interest in and to the farmin agreement not theretofore earned under the terms of the farm-in agreement. If a party elects not to participate in a completion attempt of such a Required Well and if completion of the well as a producer is necessary to earn interest under the farm-in or other agreement, such non-participation shall be treated as a non-participation in the drilling of such well for purposes of this Article XVI.6.

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c. As to any well proposed by a party that is necessary to perpetuate an expiring lease or leases in which any other party elects not to participate the Non-Consenting Party shall release and relinquish forever to the Consenting Parties, in proportion to their interests, all of its interest in the lease or leases to be perpetuated by such well, together with any lease or interest therein pooled therewith to form a spacing or production unit pursuant to governmental regulation. For purposes of this para-graph, a well shall be deemed necessary to perpetuate an expiring lease if proposed within six (6) months of the date of expiration of the term of the lease.

d. The interests relinquished under this Article XVI.6. shall be assigned by a Non-Consenting Party to the Consenting Parties with warranty of title as to claims by, through, or under assignor and shall be free of any additional burdens not otherwise described in this Operating Agreement or the Agreement to which this Operating Agreement is attached. Nothing in this Article XVI.6. shall be construed as requiring a relinquishment of any Non-Consenting Party's interest in any producing wells or spacing units associated therewith. Jointly owned interests in which a party relinquishes interest thereunder shall be deemed subject to an Operating Agreement in the form of this Operating Agreement, modified to reflect the interests of the parties thereto.

7. Non-Drilling Operations: Notwithstanding any provision hereof to the contrary, should any Party to this Agreement propose the acquisition, construction, and/or operation of gathering line(s), disposal well(s), or any production, transportation or marketing facilities to serve, in whole or in part, the Contract Area, then such Party shall deliver written notice thereof to all other parties to this Agreement providing each such Party with the estimated costs and terms of such acquisition, construction and/or operation. Each non-proposing Party shall have the option, for a period of thirty (30) days from its receipt of such notice, to elect to participate in the proposed non-drilling operation for the same undivided interest as set forth on Exhibit "A." If any Party to this Agreement elects not to participate in the proposed non-drilling operation, then such Party shall have no interest in such facility and shall be subject to such fees for use of the facility as may be charged by the owner(s) thereof that are reasonable for the area. Any Party who elects to participate in the proposed non-drilling operation shall be obligated to pay its proportionate share of the costs of the proposed project in accordance with Article VII.C. Any Party who elects to participate in the proposed project and who pays its share of the cost thereof shall own that undivided interest in the facility. No fee shall ever be charged to a participating Party for any use of the non-drilling facility attributable to production from the Contract Area.

If any Party to this Agreement conducts seismic operations on the Contract Area, that Party shall offer all the other Parties their proportionate share and interest in the seismic operations, subject to the other Parties paying their proportionate share of such cost of the seismic operations. Any Party electing not to participate in the seismic operations shall have no access to the seismic operations. All Parties must pay their proportionate share of the seismic costs within thirty (30) days, or at the option of the Party or Parties conducting the seismic operations, the Parties will be denied access to such seismic operations and resulting data.

8. Operator's Reporting Obligations: Operator shall inform Non-Operators of its recommendation for drilling, completing, testing, equipping, including building of facilities, in enough time to allow Non-Operators to provide their input regarding these operations. Operator shall, throughout the course of all operations conducted hereunder, keep Non-Operators fully informed with respect thereto, furnishing to Non-Operators in a timely manner, among other things, copies of all location plats, well prognosis, forms required by any governmental office or body, daily drilling reports, notices of shows, notices prior to logging, coring and testing, and copies of all logs, core analysis and testing results. Non-Operators shall be notified in sufficient time prior to logging, coring or testing in order to have the opportunity of having their representatives present. Non-Operators and its duly authorized agents, employees, and representatives shall have access to said well at all times at their sole risk and expense.

9. Receipt of Revenue: Subject to Operator's liens, the Operator will use its best efforts to facilitate the Non-Operator's right to receive its revenue directly from the crude oil purchaser. However, in the event any purchaser of production from the Contract Area remits all of the proceeds therefore to the Operator for distribution, the Operator shall remit to each working interest owner and royalty owner his or its proportionate share of said proceeds received by the Operator within thirty (30) days after receipt by the Operator of such proceeds, and if Non-Operator does not receive its proceed within said thirty (30) day period, the Operator will be liable for interest payments of prime plus 1 % as reported by Chase Manhattan Bank, New York, New York, which interest payments will be computed after the expiration of the thirty (30) day period set forth above. .

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10. Effect of Bankruptcy: If Operator becomes insolvent, bankrupt or is placed in receivership, it shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. If a petition for relief under the federal bankruptcy laws is filed by or against Operator, and the removal of Operator is prevented by the federal bankruptcy court, all Non-Operators and Operator shall comprise an interim operating committee to serve until Operator has elected to reject or assume this agreement pursuant to the Bankruptcy Code, and an election to reject this agreement by Operator as a debtor in possession, or by a trustee in bankruptcy, shall be deemed a resignation as Operator without any action by Non-Operators, except the selection of a successor. During the period of time the operating committee controls operations, all actions shall require the approval of two (2) or more Parties owning a majority interest based on ownership as shown on Exhibit "A". In the event there are only two (2) Parties to this agreement, during the period of time the operating committee controls operations, a third Party acceptable to Operator, Non-Operator and the federal bankruptcy court shall be selected as a member of the operating committee, and all actions shall require the approval of two (2) members of the operating committee without regard for their interest in the Contract Area based on Exhibit" A".

11. Marketing of Hydrocarbons: On all sales of hydrocarbons, the Non-Operator's revenue shall be based on total gross proceeds received by the Operator or its affiliates. The Operator shall disclose to the Non-Operator any affiliate transactions or trades related to crude oil and gas sales from the Contract Area.

12. Confidentiality: Each Party entitled to information obtained hereunder or pursuant to this Agreement may use such information for its sole benefit. However, the Parties shall take such measures with respect to operations of internal security as are appropriate in the circumstances to keep confidential from third parties all such information, except information which the Parties have expressly agreed among themselves to release and information: disclosed by a Party:

a.
when and to the extent required by the Regulations and Securities laws applicable to such Party, provided that such Party shall invoke any confidentiality protection permitted by such Regulation and Securities laws;

b.
to a third person to which such Party has been permitted to assign a portion of its interest hereunder, provided that a binding covenant is obtained from such third person prior to disclosure which provides, inter alia, that none of such information shall be disclosed by it to any other third person; and

to the technical, financial or other professional consultants of such Party which require such information to provide their services to such Party or to a bank or other financial institution from which such Party is attempting to obtain financing, provided that a binding covenant is obtained from such consultant or financier, as the case may be, prior to such disclosure, which provides, inter alia, that none of such information shall be disclosed by it to any other third person or used for any purposes other than advising such Party or providing financing to such Party, as the case may be.

13. Casing Point Election for Horizontal Wells (Pilot Well): In the event any well proposed hereunder or under the Participation Agreement to which this is Operating Agreement is attached is proposed as a horizontal well the Parties electing to participate in such well shall have a casing point election as further described in this Article 13. When such pilot hole has reached its authorized depth, has been logged, and a copy of such log has been furnished to the participating parties, Operator shall give immediate notice to the Non-Operators who have participated in the drilling of the pilot hole if Operator proposes drilling a horizontal borehole from such pilot hole, describing in such notice the formation and the length of horizontal borehole to be drilled. The parties receiving such notice shall have twenty-four (24) hours (inclusive of Saturday, Sunday and legal holidays) in which to elect to participate in the drilling of the proposed horizontal borehole. Such election, when made, shall include consent to all necessary expenditures for the drilling of the proposed horizontal borehole, any open hole completion costs and all necessary tankage and/or surface facilities. Failure of any party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the drilling of the horizontal borehole. If the well to which this election applies is an Initial Exploratory Test Well, as described in Article 3. of the Participation Agreement and if one or more, but less than all of the parties, elect to drill the horizontal borehole, the provisions of said Article 3. shall apply to the Parties electing not to participate in the drilling of the horizontal bore hole. For all other wells to which such election applies any Party electing not to participate in the drilling of the horizontal bore hole shall be subject to the terms of Article VI.B.2 hereof (the phrase "reworking, deepening or plugging back" as contained in Article VI.B.2 shall be deemed to include "drilling of a horizontal borehole").

IN WITNESS WHEREOF, this agreement shall be effective as of the 1st day of November 2005

ATTEST OR WITNESS:		OPERATOR

By:

Type or print name
Title
Date
Tax ID or S.S. No.

NON-OPERATORS

By:

Type or print name
Title
Date
Tax ID or S.S. No.

By:

Type or print name
Title
Date
Tax ID or S.S. No.

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ACKNOWLEDGMENTS

Note: The following forms of acknowledgment are the short forms approved by the Uniform Law on Notarial Acts. The validity and effect of these forms in any state will depend upon the statutes of that state.

Individual acknowledgment:

State of __________________)
) ss.
County of________________)

This instrument was acknowledged before me on

by

(Seal, if any)
Title (and Rank)____________________________________________
My commission expires:______________________________________

Acknowledgment in representative capacity:

State of __________________)
) ss.
County of________________)

This instrument was acknowledged before me on

	by	as

(Seal, if any)
Title (and Rank)____________________________________________
My commission expires:______________________________________

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A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989 (REVISED)

EXHIBIT “A”

Attached to and made a part of that certain Operating Agreement, dated November 1, 2005, by and between Eden Energy Corp., as Operator and Merganser Limited as Non Operator.

1. LANDS SUBJECT TO THE OPERATING AGREEMENT (“CONTRACT AREA”)
Township 9 North, Ranges 53-54 East
Township 10 North, Ranges 53-54 East
Township 11 North, Ranges 53-54 East
Township 12 North, Ranges 53-54 East
Township 13 North, Ranges 53-54 East

2. RESTRICTIONS, IF ANY, AS TO DEPTH, FORMATIONS AND SUBSTANCES

None

3. PARTIES WORKING INTEREST OWNERSHIP WITHIN THE CONTRACT AREA

Eden Energy Corp.	50%
Merganser Limited	50%*

*After payment of the Consideration as described in the Participation Agreement to which this is attached.

4. OIL AND GAS LEASES SUBJECT TO THIS AGREEMENT

To be provided at a later date

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EXHIBIT “D”

Attached to and made a part of that certain Operating Agreement, dated November 1, 2005, by and between Eden Energy Corp., as Operator and Merganser Limited as Non Operator

INSURANCE EXHIBIT

Operator shall maintain the following insurance coverage with respect to operations performed on the properties under the Operating Agreement to which this Exhibit D is attached for the benefit of the Joint Account of the Parties.

1. WORKERS’ COMPENSATION AND EMPLOYER’S LIABILITY INSURANCE
a.	Statutory workers’ compensation coverage as required by the laws of the state in which operations are conducted.
b.	Employer’s liability limit of at least $1,000,000 for bodily injury or death.

2. COMPREHENSIVE GENERAL LIABILITY INSURANCE

a.
$1,000,000 per occurrence combined single limit bodily injury and property damage including all operations, independent contractors, completed operations and blanket contractual liability (including oral contracts).

b.	$1,000,000 per occurrence broad form property damage liability, including all operations, independent contractors, completed operations and blanket contractual liability (including oral contracts).

3. AUTOMOBILE LIABILITY INSURANCE

a.	$1,000,000 each accident combined single limit bodily injury and property damage liability including owned, non-owned and hired vehicles.

4. UMBRELLA POLICY

a.
Limits of at least $5,000,000 covering liability of the parties for loss or damage exceeding the insurance coverage specified above or otherwise not covered by insurance maintained by Operator or any third party contractor.

5. WELL CONTROL INSURANCE

Each participant will automatically be included under the coverage provided by Operator’s policy unless within ten (10) days of commencing actual drilling operations for the affected well, Operator has received a written refusal of the coverage provided by Operator and proof of such refusing party's equivalent or better coverage. Joint participants afforded coverage under Operator’s policy will be billed for their proportionate share of insurance costs that will include both drilling and producing costs. This policy will protect from losses customarily covered by well control and operator extra expense coverage. The policy limits afforded will depend upon the location of the well and its proposed total depth and may vary from year to year based on the prices and coverage’s reasonably and commercially available to Operator.

BIG SAND SPRING VALLEY JOA initial ____